IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: SRC LIQUIDATION COMPANY, et al.,[1] Debtors.	Chapter 11 Case No. 15-10541 (BLS) (Jointly Administered)

SECOND AMENDED CHAPTER 11 PLAN OF LIQUIDATION FOR SRC LIQUIDATION COMPANY AND ITS AFFILIATES (WITH TECHNICAL MODIFICATIONS)

The Debtors and the last four digits of their respective taxpayer identification numbers are as follows:  SRC Liquidation Company (5440); SR Liquidation Holding Company (3186); SR Liquidation Technologies, Inc. (3180); SR Liquidation International, Inc. (1861); iMLiquidation, LLC (6337); SR Liquidation of Puerto Rico Inc. (0578); SR Liquidation Mexico Holding Company (1624); Standard Register Holding, S. de R.L. de C.V. (4GR4); Standard Register de México, S. de R.L. de C.V. (4FN0); Standard Register Servicios, S. de R.L. de C.V. (43K5); and SR Liquidation Technologies Canada ULC (0001).  The headquarters for the above-captioned Debtors is located at 600 Albany Street, Dayton, Ohio 45417.

Dated: Wilmington, Delaware November 18, 2015

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Michael R. Nestor (No. 3526)

Kara Hammond Coyle (No. 4410)

Maris J. Kandestin (No. 5294)

Andrew L. Magaziner (No. 5426)

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

-and-

Michael A. Rosenthal (NY No. 4697561)

Jeremy L. Graves (CO No. 45522)

Matthew G. Bouslog (CA No. 280978)

GIBSON, DUNN & CRUTCHER LLP

200 Park Avenue

New York, New York 10166-0193

Telephone:  (212) 351-4000

Facsimile:  (212) 351-4035

mrosenthal@gibsondunn.com

jgraves@gibsondunn.com

mbouslog@gibsondunn.com

Counsel to the Debtors and Debtors in Possession

2

INTRODUCTION

This consolidated Plan, proposed by and for the Debtors, contemplates the substantive consolidation of the Debtors for distribution purposes, the liquidation of the remaining Assets of the Debtors and the Distribution of such Assets to the Debtors’ Creditors as provided herein.  This Plan shall be interpreted as, and capitalized terms used, but not otherwise defined in the Plan shall have the meanings, set forth in Exhibit A attached hereto.

1.

TREATMENT, CLASSIFICATION AND VOTING OF CLAIMS
AND EQUITY INTERESTS; IMPAIRMENT

The categories listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and Distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Class	Type	Status Under Plan	Treatment
I	Other Secured Claims	Unimpaired and Deemed to Accept

Subject to Section 3.3 of the Plan, except to the extent that a Holder of an Allowed Other Secured Claim has been paid by or on behalf of the Debtors prior to the Effective Date or agrees to a different treatment, with respect to Other Secured Claims that are Allowed as of the Effective Date the Debtors shall, (a) satisfy such Claims in whole or in part by the transfer of all or any portion of the Assets securing such Claims  or (b) at the election of the Second Lien Agent made on or before the Effective Date and with the consent of the Debtors (i) reinstate such Claims in full, leaving unaffected the Holder’s legal, equitable and contractual rights; provided that the Committee’s consent shall be required for such reinstatement if the Creditor has any Secured Claim against Liquidating SRC or the GUC Trust, (ii) pay such Claims in Cash up to the Allowed amount of such Claims, (iii) begin to make deferred Cash payments having a present value on the Effective Date equal to the Allowed amount of such Claims, or (iv) treat such Claims in a manner that would provide the “indubitable equivalent” of such Claims; and, with respect to Other Secured Claims that are not Allowed as of the Effective Date, the collateral securing such Other Secured Claim, or the proceeds thereof, will be set aside on the Effective Date and Distributed in accordance with Section 3.3.2 of the Plan upon Allowance of such Claim.

II	Priority Claims	Unimpaired and Deemed to	Subject to Section 3.3 of the Plan, except to the extent that a Holder of an Allowed Priority Claim has been paid by or on behalf of the Debtors prior to the Effective Date or

Accept

agrees to a different treatment, each Holder of an Allowed Priority Claim shall be paid Cash in the Allowed amount of their Priority Claim on the Effective Date or on the date such Allowed Priority Claim becomes due and payable pursuant to Section 3.3.2 of the Plan if such Priority Claim is not Allowed on the Effective Date.

III	Second Lien Secured Claim	Impaired and Entitled to Vote

Each Holder of the Allowed Second Lien Secured Claim shall be entitled to receive its Pro Rata Share, as reflected in the books and records of the Second Lien Agent, of the beneficial interests in the Secured Creditor Trust as set forth in Section 3.2 of the Plan.

IV	General Unsecured Claims	Impaired and Entitled to Vote

Each Holder of an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata Share of the beneficial interests in the GUC Trust as set forth in Section 3.2 of the Plan, subject to Section 1.6 of the Plan and the GUC Trust Agreement; provided, however, that the Second Lien Deficiency Claims shall be deemed allowed for voting purposes only, but the Holders thereof shall not be entitled to any Distribution on account of such Claims under the Plan, including from the GUC Trust.

V	Subordinated Claims	Impaired and Deemed to Reject	Holders of Subordinated Claims will not receive any Distributions on account of such Claims under the Plan.
VI	Equity Interests	Impaired and Deemed to Reject

On the Effective Date, all Equity Interests in the Debtors shall be cancelled, annulled, and voided, and Holders thereof shall be entitled to no Distribution or recovery on account of such Equity Interests, provided, however, Equity Interests in any subsidiary of SRC Liquidation Company which is wholly owned, directly or indirectly, by SRC Liquidation Company shall be preserved solely for the benefit of the Holders of Allowed Claims as provided in the Plan.

1.1.

Allowed Unclassified Claims.  Subject to Section 3.3 of the Plan, except to the extent otherwise agreed to by the Holder of an Allowed Unclassified Claim, each Holder of an Allowed Unclassified Claim (other than Professional Fee Claims) shall be paid in Cash the full amount of such Allowed Unclassified Claim.  Allowed Unclassified Claims (other than Professional Fee Claims) shall be paid (a) by the Debtors or Liquidating SRC on the later of the Effective Date or the date such Claim becomes due and payable (or as soon as reasonably practicable after) if such Claim is Allowed as of the Effective Date; and (b) by Liquidating SRC in accordance with Section 3.3 of the Plan if such Claim is not Allowed as of the Effective Date.

Professional Fee Claims will be Allowed and paid in accordance with Article 9 of the Plan.

1.2.

Provisions Governing Allowance of and Defenses to Claims.  Nothing in the Plan shall affect the rights, defenses, or remedies of the Debtors, the Estates, or the Trustees in respect of any Claim, including all rights, defenses, and remedies in respect of legal and equitable objections, defenses, setoffs, or recoupment against such Claims.  The Trusts may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made), any claims of any nature whatsoever that the Estates or the Trusts may have against the Claim Holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Trusts of any such Claim they may have against such Claim Holder.  The Trustee of either Trust may designate any Claim against such Trust as Allowed at any time from and after the Effective Date without further order of the Bankruptcy Court, subject to the provisions of the applicable Trust Agreement and Article 4 below.

1.3.

No Interest on Claims.  Except as expressly required under sections 506 and 1129(a)(9)(C) of the Bankruptcy Code, the Holders of Claims shall not be entitled to any interest on such Claims that accrued on and after the Petition Date.

1.4.

Voting and Request to Confirm Under Section 1129(b).  Claims in Classes III and IV are Impaired and the Holders thereof are entitled to vote to accept or reject the Plan.  Claims in Classes I and II are Unimpaired and the Holders thereof are deemed to accept the Plan and to grant the Third Party Releases.  Claims in Class V and Equity Interests in Class VI are Impaired, will not receive a Distribution under the Plan, and the Holders thereof are deemed to reject the Plan.  Any Class of Claims that does not have a Holder of a Claim as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting and determining acceptances and rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

In view of the deemed rejection by Classes V–VI, the Debtors request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code as to such Classes and any other Class voting to reject the Plan.

1.5.

Third Party Releases.  The Plan provides for the Third Party Releases.  Each Holder of a Claim who is presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code (i.e., Holders of Claims in Classes I and II), shall be deemed to have granted the Third Party Releases.  Each Holder of a Class III or Class IV Claim entitled to vote shall be deemed to have granted the Third Party Releases unless such Holder, by the Voting Deadline, both (a) votes to reject the Plan or abstains from voting on the Plan and (b) executes and submits a Third Party Opt-Out Election.

1.6.

Disgorgement Provision.  Any Holder of a Class IV Claim shall, if such Holder initiates a lawsuit in its individual capacity against any of the Released Parties, (a) pay an amount equal to any Distributions it has received from the GUC Cash Payment to the Second Lien Agent, and (b) be deemed to have automatically waived its right to any further Distributions under the Plan or from the GUC Trust.

1.7.

Cancellation of Claims and Equity Interests.  Except as otherwise set forth in the Plan, and except for purposes of evidencing a timely asserted Claim, all notes, stock, instruments,

certificates, and other documents evidencing any Claims or Equity Interests shall be cancelled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or an any way related thereto shall be discharged.

1.8.

Term of Injunctions or Stays.  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the applicable Chapter 11 Cases are closed.

1.9.

Corporate Action.  The Confirmation Order shall approve and authorize the Debtors to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and any documents contemplated to be executed therewith, prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without the need for any further approval, act or action under any applicable law, order, rule, or regulation.

1.10.

Dissolution of Committee.  The Committee shall continue in existence through and including the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court, this Plan, or the Confirmation Order prior to the Effective Date.  On the Effective Date, the Committee shall be deemed dissolved, and its members shall be deemed released of all their duties, responsibilities, and obligations as members of the Committee in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Committee’s Professionals shall terminate; provided, however, that the Committee shall continue to exist after the Effective Date for the limited purpose of prosecution of any Professional Fee Claims pursuant to Article 9 hereof.

1.12

Termination of Debtors’ Professionals and Committee Professionals.  On the Effective Date, the Professionals for the Debtors and the Committee shall be deemed to have completed their services and their representation of the Debtors and the Committee, as applicable, shall be deemed to be terminated, provided that such Professionals shall be entitled to assert and prosecute Professional Fee Claims pursuant to Article 9 hereof.

2.

IMPLEMENTATION OF THE PLAN AND THE TRUSTS

2.1.

Implementation of the Plan.  The Plan will be implemented by the Debtors, the Secured Creditor Trust and the GUC Trust, as applicable, and funded from the Assets of the Estates, the Wind-Down Amount, and the Taylor Payment Receivable.

2.2.

Substantive Consolidation.

(a) Entry of the Confirmation Order shall constitute approval, pursuant to sections 105(a) and 1123(a)(5) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Estates of the Debtors for the purposes of confirming and consummating the Plan, including, but not limited to, voting, confirmation and Distribution.  On and after the Effective Date, (i) all Assets and liabilities of the Debtors shall be deemed to be the Assets and liabilities of a single, consolidated Entity, (ii) each Claim Filed or to be Filed against any Debtor shall be deemed Filed as a single Claim against and a single obligation of the Debtors, (iii) all Claims held by a Debtor against any other Debtor shall be cancelled or extinguished, provided, however, that the Claims set forth in the Mexico Consideration Tax Treatment Agreement shall be preserved solely for the purposes of implementing that Agreement, (iv) no Distributions shall be made under the Plan on account of any Claim held by a Debtor against any other Debtor, (v) the existing Equity Interests in SRC Liquidation Company shall be cancelled, (vi) no Distributions shall be made under the Plan on account of any existing Equity Interest held by a Debtor in any other Debtor, except as and to the extent required in the Mexico Consideration Tax Treatment Agreement, (vii) all guarantees of any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor shall be one obligation of the substantively consolidated Debtors, and (viii) any joint or several liability of any of the Debtors shall be one obligation of the substantively consolidated Debtors.

(b) The substantive consolidation of the Debtors under the Plan shall not (other than for purposes related to funding Distributions under the Plan) affect (i) the legal and organizational structure of the Debtors, (ii) Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or rejected, (iii) any agreements entered into by the Trusts on or after the Effective Date (including any agreements entered into by the GUC Trust or the Secured Creditor Trust prior to the Effective Date, all of which are deemed to be ratified as of the Effective Date), (iv) the Debtors’ or the GUC Trust’s ability to subordinate or otherwise challenge Claims on an Entity-by-Entity basis, and (v) distributions to the Debtors or the Trusts from any insurance policies or the proceeds thereof.  In particular, the substantive consolidation of the Debtors under the Plan shall not result in any Debtor that is not a named insured or additional insured under a general commercial liability insurance policy issued to one or more of the Debtors becoming an insured under such a policy, and the substantive consolidation of the Debtors under the Plan shall not render an insurance company that issued such a general commercial liability insurance policy liable on account of any Debtor that is not a named insured or additional insured under such a policy. Notwithstanding the substantive consolidation called for herein, each and every Debtor shall remain responsible for the payment of U.S. Trustee fees pursuant to 28 U.S.C. § 1930 until its particular case is closed, dismissed or converted.

(c) In the event the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Debtors’ Estates: (i) the Plan shall be treated as a separate plan of liquidation for each Debtor not substantively consolidated, and (ii) the Debtors shall not be required to resolicit votes with respect to the Plan.

2.3.

The Debtors’ Post-Effective Date Corporate Affairs.

2.3.1.

Debtors’ Managers, Directors, and Officers.  On the Effective Date, other than with respect to the Mexico Debtors, each of the Debtors’ managers, directors, and officers shall be deemed to resign, with such resignations to have immediate effect.  Each Person serving in the capacity of director or officer of one or more of the Debtors other than the Mexico Debtors on or prior to the Effective Date shall have no continuing obligations to the Debtors or Liquidating Debtors following the occurrence of the Effective Date.  The managers, officers, directors, and other similar agents of the Mexico Debtors shall retain their positions on and after the Effective Date.

2.3.2.

Appointment of Member(s), Officer(s), Managers and Director(s) of Liquidating Debtors.  The initial member(s), manager(s), officer(s) and/or director(s) of the Liquidating Debtors other than the Debtors that will be dissolved on the Effective Date and the Mexico Debtors shall be selected by the GUC Trust Oversight Committee and identified to the GUC Trustee no later than ten (10) days prior to the Plan Voting Deadline.  The GUC Trustee shall File a notice identifying the Person or Persons selected as post-Effective Date member(s), manager(s), officer(s) and/or director(s) of the Liquidating Debtors other than the Debtors that will be dissolved on the Effective Date and the Mexico Debtors and serve such notice on the Committee, the Second Lien Agent, the Debtors, and the U.S. Trustee no later than seven (7) days prior to the Plan Voting Deadline.  The appointment of the initial member(s), manager(s), officer(s) and/or director(s) of the Liquidating Debtors other than the Debtors that will be dissolved on the Effective Date and the Mexico Debtors shall be approved in the Confirmation Order, and such appointment shall be effective on the Effective Date.  Following the Effective Date, the GUC Trust Oversight Committee shall have the authority to select, appoint, remove, replace, and establish the compensation (if any) of the member(s), manager(s), officer(s) and/or director(s) of the Liquidating Debtors other than the Debtors that will be dissolved on the Effective Date and the Mexico Debtors as the GUC Trust Oversight Committee, in its sole discretion, deems appropriate, without further order of the Bankruptcy Court.  The parties with requisite authority to select, appoint, remove, replace, and establish the compensation (if any) of the member(s), manager(s), officer(s) and director(s) of the Mexico Debtors under the Mexico Debtors’ constituent documents shall continue to have such authority.

2.3.3.

Conversion of SRC Liquidation Company; Cancellation of Shares; GUC Trust as Sole Member.  In accordance with the Implementation Memorandum, the actions set forth in this Section 2.3.3 shall be taken on the Effective Date.   Pursuant to the provisions of the Confirmation Order and without any requirement to obtain approval of Holders of existing Equity Interests of SRC Liquidation Company, SRC Liquidation Company shall be converted from an Ohio corporation into an Ohio limited liability company.  All of the existing Equity Interests in the Debtors (including all instruments evidencing such Equity Interests) shall be automatically deemed cancelled and extinguished without the requirement of any further action under any applicable agreement, law, regulation, or rule, provided, that Equity Interests in any subsidiary of SRC Liquidation Company which is wholly owned, directly or indirectly, by SRC Liquidation Company shall be preserved solely for the benefit of the Holders of Allowed Claims as provided in the Plan.   Liquidating SRC shall issue all of the Liquidating SRC Membership Interests to the GUC Trust.  The GUC Trust shall hold such Liquidating SRC Membership Interests for the benefit of the GUC Trust Beneficiaries, and such Liquidating SRC Membership Interests shall remain outstanding until Liquidating SRC is dissolved in accordance with the Plan.

2.3.4.

Vesting of Assets and Dissolution of the Debtors.  On the Effective Date, all Assets of the Debtors not otherwise transferred either to the GUC Trust or the Secured Creditor Trust shall vest in Liquidating SRC free and clear of all Claims, Equity Interests, liens, charges or other encumbrances other than the obligations set forth in the Wind-Down Settlement, if any. On the Effective Date or as soon thereafter as is reasonably practicable, and without the need for any further order of the Bankruptcy Court, action, or formality which might otherwise be required under applicable non-bankruptcy laws, (a) the Debtors other than Liquidating SRC, the Mexico Holding Debtors,  and the Mexico Debtors shall be dissolved without the need for any filings with the Secretary of State or other requisite governmental official in each Debtor’s respective jurisdiction of formation and (b) the Mexico Holding Debtors and the Mexico Debtors may, in the sole discretion of Liquidating SRC, be (i) dissolved without the need for any filings with the Secretary of State or other requisite governmental official in each Debtor’s respective jurisdiction of formation, (ii) merged into or with Liquidating SRC or the GUC Trust, or, with respect to the Mexico Debtors, into each other, or (iii) sold; provided, however, that no such dissolution, merger or sale shall occur with respect to the Mexico Debtors except in accordance with and pursuant to Mexico law (and after all obligations of such Mexico Debtors to be satisfied by Taylor have been determined and satisfied) or shall have the effect of altering implementation of the Mexico Consideration Tax Treatment Agreement; provided further, however, that the proceeds of any sale of the Equity Interests of any Liquidating Debtor other than Liquidating SRC shall be remitted to the Secured Creditor Trust; the Confirmation Order may provide for such dissolution, merger or sale of such other Debtors.  Post Effective Date the GUC Trustee individually, or through its authorized representatives or designees, shall have all requisite power and authority that may be or could have been exercised with respect to each Liquidating Debtor (whether or not dissolved as of the Effective Date) by any officer, director, shareholder, member, manager or other party acting in the name of such Liquidating Debtor or its respective estate with like effect as if duly authorized, exercised and taken by action of such officers, directors, members, managers, shareholders or other party.  The GUC Trustee may also and shall be authorized to, without further notice or other of the Court, select directors and officers of the Mexico Holding Debtors post Effective Date and such directors and officers shall have the requisite authority to act on the behalf of the Mexico Holding Debtors.  To the extent they are not dissolved on the Effective Date, the applicable governing documents of the Liquidating Debtors shall be amended, if necessary, to prohibit the issuance of non-voting equity securities to the extent required by section 1123(a) of the Bankruptcy Code.  After all Disputed Claims have been resolved in accordance with Section 4.2 hereof, all payments required to be made by Liquidating SRC or Taylor under this Plan, including without limitation Section 3.2.1, have been made, and all obligations of the Debtors under the Asset Purchase Agreement have been satisfied, and without the need for any further order of the Bankruptcy Court, action, or formality which might otherwise be required under applicable non-bankruptcy laws, Liquidating SRC shall be dissolved without the need for any filings with the Secretary of State or other requisite governmental official in Liquidating SRC’s jurisdiction of formation.  If desired by Liquidating SRC, the entry of a Final Decree in any of the Chapter 11 Cases shall effect the dissolution of the Liquidating Debtor in such case to the extent permissible under applicable law; provided, however, that no such dissolution shall occur with respect to the Mexico Debtors except in accordance with and pursuant to Mexico law (and after all obligations of such Mexico Debtors to be satisfied by Taylor have been determined and satisfied) or shall have the effect of altering implementation of the Mexico Consideration Tax Treatment Agreement.  To the extent Liquidating SRC holds any Assets on the date of its dissolution that are not otherwise subject to Section 2.3.7 hereof, such Assets shall at the election of the GUC Trustee, either vest in the GUC Trust for the benefit of the GUC Trust Beneficiaries or may be sold or abandoned by Liquidating SRC pursuant to section 554 of the Bankruptcy Code and/or the Order Establishing Procedures for Debtors to Transfer, Abandon, or Sell De Minimis Assets [D.I. 1096].

2.3.5.

Trustees of Secured Creditor Trust.  The Secured Creditor Trust is and will be managed by the Secured Creditor Trustee.  The Secured Creditor Trustee may be changed as provided in the Secured Creditor Trust Agreement.  Any such changes prior to the Effective Date shall be noticed to the Committee, the Debtors and the U.S. Trustee.

2.3.6.

Establishment of Secured Creditor Trust.  On the Effective Date, the Debtors and the Secured Creditor Trustee shall ratify the Secured Creditor Trust Agreement and shall confirm that the trust referred to in such Agreement is the Secured Creditor Trust pursuant to the Plan.  In the event of any conflict between the terms of the Plan and the terms of the Secured Creditor Trust Agreement, the terms of the Plan shall control.

2.3.7.

Secured Creditor Trust Assets.  Notwithstanding any prohibition of assignability under applicable non-bankruptcy law, on the Effective Date, except as provided in the Wind-Down Settlement, the Debtors shall transfer to the Secured Creditor Trust all of their right, title, and interest in and to all of the Secured Creditor Trust Assets not already transferred to the Secured Creditor Trust pursuant to the Wind-Down Settlement, if any. In accordance with section 1141 of the Bankruptcy Code, all Secured Creditor Trust Assets shall automatically vest in the Secured Creditor Trust free and clear of all Claims and Liens, other than Permitted Claims and Liens under the Second Lien Term Loan Facility and the Claims and Liens of the Second Lien Agent, Holders of Class III Claims and Bank of America, N.A..  The BofA Cash Collateral Agreement shall be deemed assigned, by virtue of this Plan and the Confirmation Order, to the Secured Creditor Trust on the Effective Date, and the Secured Creditor Trust shall be deemed the successor to the Debtors for the purposes of the BofA Cash Collateral Agreement and shall have the right to enforce any rights of the Debtors thereunder. In connection with the vesting and transfer of the Secured Creditor Trust Assets, including, without limitation, any Causes of Action that are Secured Creditor Trust Assets, any attorney-client privilege, work-product protection or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Secured Creditor Trust shall vest in the Secured Creditor Trust.  The Debtors and the Secured Creditor Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges, protections and immunities.  All Assets transferred to the Secured Creditor Trust shall be transferred free of any stamp or similar tax to the maximum extent permitted under section 1146(a) of the Bankruptcy Code.  All transfers of Secured Creditor Trust Assets to third parties in accordance with the Secured Creditor Trustee’s duties and responsibilities under this Plan and the Secured Creditor Trust Agreement are transfers pursuant to this Plan and accordingly shall be free of any stamp or similar taxes.  To the extent any Secured Creditor Trust Assets are mistakenly transferred to the GUC Trust or vest in the Liquidating Debtors, the GUC Trust and/or the Liquidating Debtors, as applicable, shall, upon request, reasonably cooperate with the Secured Creditor Trust in causing such Secured Creditor Trust Assets to be transferred to the Secured Creditor Trust; and any such transfer shall be deemed made pursuant to the Plan, retroactive to the Effective Date.

2.4.

GUC Trust.

2.4.1.

GUC Trust Trustees.  The GUC Trust is and will be managed by the GUC Trustee.  The GUC Trustee may be changed as provided in the GUC Trust Agreement.  Any such changes prior to the Effective Date shall be noticed to the Second Lien Agent, the Committee, the Debtors and the U.S. Trustee.

2.4.2.

Establishment of the GUC Trust.  On the Effective Date, the Debtors and the GUC Trustee shall ratify the GUC Trust Agreement and shall confirm that the trust referred to in such Agreement is the GUC Trust pursuant to the Plan.  In the event of any conflict between the terms of the Plan and the terms of the GUC Trust Agreement, the terms of the Plan shall control.

2.4.3.

Transfer and Vesting of GUC Trust Assets.  On the Effective Date, notwithstanding any restriction on or prohibition of assignability under applicable non-bankruptcy law the Debtors shall transfer, to the extent not previously transferred pursuant to the Committee Settlement and the GUC Trust Agreement, all of their right, title, and interest in and to the GUC Trust Assets to the GUC Trust in trust for the benefit of the GUC Trust Beneficiaries and, in accordance with section 1141 of the Bankruptcy Code, all such Assets shall automatically vest in the GUC Trust, free and clear of all Claims and liens, subject only to repayment of the GUC Trust Seed Funding Amount and the expenses of the GUC Trust as set forth herein and in the GUC Trust Agreement.  For the avoidance of doubt, to the extent the transfer, pursuant to the Committee Settlement, of any GUC Trust Assets to the GUC Trust prior to the Effective Date is ever deemed ineffective or otherwise invalid, such GUC Trust Assets shall be deemed transferred to the GUC Trust pursuant to this Plan, effective as of the Effective Date.  On the Effective Date, to the extent that any GUC Trust Assets cannot be transferred to the GUC Trust for any reason, (a) the GUC Trustee is appointed as a representative of the Liquidating Debtors’ estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code with respect to such Assets and (b) the Liquidating Debtors shall be deemed to have transferred and assigned to the GUC Trust, for the benefit of the GUC Trust Beneficiaries, all of their right, title, and interest in and to the proceeds of such Assets.  All Assets transferred to the GUC Trust shall be transferred free of any stamp or similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.  All transfers of GUC Trust Assets to third parties in accordance with the GUC Trustee’s duties and responsibilities under this Plan and the GUC Trust Agreement are transfers pursuant to this Plan and accordingly shall be free of any stamp or similar taxes.

In connection with the vesting and transfer of the GUC Trust Assets (including but not limited to the GUC Trust Causes of Action), any attorney-client privilege, work-product protection or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the GUC Trust shall be transferred to and vest in the GUC Trust.  Privileged communications may be shared among the GUC Trustee, the GUC Trust Oversight Committee, and the Liquidating Debtors without compromising the privileged nature of such communications, in accordance with the common interest doctrine.  The Plan shall be considered a motion for such relief pursuant to sections 105, 363, and 365 of the Bankruptcy Code.  The Debtors and the GUC Trustee are authorized to take all necessary actions to effectuate the transfer from the Debtors to the GUC Trust of such privileges, protections, and immunities held by the Debtors in connection with the GUC Trust Causes of Action.  To the extent any GUC Trust Assets are mistakenly transferred to the Secured Creditor Trust, the Secured Creditor Trust shall, upon request, reasonably cooperate with the GUC Trust in causing such GUC Trust Assets to be transferred to the GUC Trust; and any such transfer shall be deemed made pursuant to the Plan, retroactive to the Effective Date.

2.4.4.

Repayment of GUC Trust Seed Funding Amount.  Prior to the Effective Date, the Debtors advanced the GUC Trust Seed Funding Amount to the GUC Trust from the Wind-Down Amount.  The GUC Trust shall repay the GUC Trust Seed Funding Amount as provided in Section 2.8 of the GUC Trust Agreement before payment of any proceeds, other than the GUC Cash Payment, to beneficiaries of the GUC Trust.

2.4.5.

GUC Cash Payment.  Notwithstanding anything to the contrary herein, proceeds from the GUC Cash Payment shall be used solely as set forth in the Committee Settlement and the GUC Trust Agreement.

2.5.

Treatment of GUC Trust and Secured Creditor Trust for Federal Income Tax Purposes; No Successor in-Interest.

The Trusts shall be established for the primary purpose of liquidating and distributing the Assets transferred to them, in accordance with Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trusts.  Accordingly, the Trustee(s) of the GUC Trust and the Secured Creditor Trust shall, in an expeditious but orderly manner, liquidate and convert to Cash the Assets of the respective Trust, and make timely Distributions to the beneficiaries of each Trust, and not unduly prolong the duration of the Trusts.  Neither the GUC Trust nor the Secured Creditor Trust shall be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth herein or in the relevant Trust Agreement.

Each Trust is intended to qualify as a “grantor trust” for federal income tax purposes with the beneficiaries of such Trust treated as grantors and owners of the Trust.  For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustees, and the beneficiaries of the Trusts) shall treat the transfer of the Assets by the Debtors to the Trusts, as set forth in the Trust Agreements, as a transfer of such Assets by the Debtors to the Holders of Allowed Claims entitled to Distributions from the Assets of the relevant Trust, followed by a transfer by such Holders to the relevant Trust.  Thus, the beneficiaries of each Trust shall be treated as the grantors and owners of a grantor trust for federal income tax purposes.

As soon as reasonably practicable after the Effective Date, the Trustees of each Trust (to the extent that the Trustees deem it necessary or appropriate in their sole discretion) shall make a good faith determination of the value of the Assets of such Trust.  The valuation shall be used consistently by all parties (including the Debtors, the Trustees, and the beneficiaries of the Trusts) for all federal income tax purposes.  The Bankruptcy Court shall resolve any dispute regarding the valuation of the Assets transferred either to the GUC Trust or the Secured Creditor Trust.

The right and power of the Trustees of each Trust to invest the Assets transferred to such Trust, the proceeds thereof, or any income earned by the Trust, shall be as set forth in the Trust Agreements.

2.5.1.

Responsibilities of Trustees.  The responsibilities of the Trustees of each Trust, which shall be discharged in accordance with the terms of this Plan and the relevant Trust Agreement, shall include, but shall not be limited to, the following:

(a)

Administering, liquidating, and monetizing the Assets of the Trust;

(b)

Objecting to and resolving Disputed Claims pursuant to Article 4 hereof;

(c)

Investigating, pursuing, litigating, settling, or abandoning any Causes of Action transferred to the Trust and, in the case of the GUC Trustee, administering the Assets of the Liquidating Debtors, in conjunction with the manager(s) and officer(s) of Liquidating SRC, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code;

(d)

Making Distributions in accordance with the terms of the Plan and the relevant Trust Agreement;

(e)

Preparing and Filing post-Effective Date operating reports;

(f)

Filing appropriate tax returns in the exercise of their fiduciary obligations;

(g)

Retaining such professionals as are necessary and appropriate in furtherance of its fiduciary obligations; and

(h)

Taking such actions as are necessary and reasonable to carry out the purposes of the Trust.

As of the Effective Date, to the extent necessary or appropriate to effectuate the terms of the Plan and the relevant Trust Agreement, the Trustees of each Trust shall, as to any Assets transferred to such Trust pursuant to the Plan or the Committee Settlement, be deemed to be a representative of the Debtors’ estates in the Chapter 11 Cases, under the Plan, or in any judicial proceeding or appeal to which a Debtor is a party, consistent with section 1123(b)(3)(B) of the Bankruptcy Code.

Subject to the terms of the relevant Trust Agreement, each Trust may hire and employ its own counsel, financial advisors, or other consultants, and the retention as a Professional during the Chapter 11 Cases shall not prohibit the Trust from hiring any particular Professional.

2.5.2.

Cost and Expenses of Trusts.  All costs and expenses of each Trust shall be the responsibility of and paid by that Trust, as provided in the relevant Trust Agreement.

2.5.3.

Bonding of Trustees.  The Trustee of each Trust shall not be obligated to obtain a bond but may do so, in his, her, or its sole discretion, in which case the expense incurred by such bonding shall be paid by the relevant Trust.

2.5.4.

Dissolution of the Trusts.  Except as otherwise provided in the applicable Trust Agreement, the Trusts shall be dissolved no later than five (5) years from the Effective Date unless the Bankruptcy Court, upon a motion Filed on or before the fifth anniversary or the end of any extension period approved by the Bankruptcy Court (the Filing of which motion shall automatically extend the term of the Trust pending the entry of an order by the Bankruptcy Court granting or denying the motion), determines that a fixed period extension is necessary to facilitate or complete the recovery and liquidation of the Assets of the relevant Trust.  Any such extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term.  As to each Trust, after (a) the final Distribution of the reserves and the balance of the Assets or proceeds of the Assets of such Trust pursuant to the Plan, (b) the Filing by or on behalf of the Trust of a certification of dissolution with the Bankruptcy Court in accordance with the Plan, and (c) any other action deemed appropriate by the Trustees of the Trust, the Trust shall be deemed dissolved for all purposes without the necessity for any other or further actions.

2.5.5.

Liability, Indemnification of the Trust Protected Parties.  The Trust Protected Parties shall not be liable for any act or omission of any other Trust Protected Parties or the member, designee, agent, or representative of such Trust Protected Parties, nor shall such Trust Protected Parties be liable for any act or omission taken or not taken (including, without limitation, any claim relating to or arising out of the implementation or administration of this Plan, the activities of the applicable Trust, the Assets or liabilities of the Debtors or the applicable Trust, or the responsibilities or obligations of the Trust Protected Parties with respect to the Plan, the applicable Trust, the Debtors, or the Liquidating Debtors (including, without limitation, claims under applicable environmental law)) other than for specific acts or omissions resulting from, and found by a court of competent jurisdiction to have been caused by, such Trust Protected Parties’ willful misconduct, gross negligence or fraud.  A Trustee of the Trusts may, in connection with the performance of his, her, or its functions, and in his, her, or its sole and absolute discretion, consult with his, her, or its attorneys, accountants, financial advisors, and agents.  Notwithstanding such authority, no Trustee of any Trust shall be under any obligation to consult with his, her, or its attorneys, accountants, financial advisors, and agents, and his, her, or its determination not to do so shall not result in the imposition of liability on the Trustee, unless such determination is based on willful misconduct, gross negligence or fraud.  Each Trust shall indemnify and hold harmless its own Trust Protected Parties, and not the Trust Protected Parties from any other Trust created pursuant to the Plan, from and against and in respect of all liabilities, losses, damages, claims, costs, and expenses (including, without limitation, reasonable attorney’s fees, disbursements, and related expenses) which such Trust Protected Parties may incur or to which such Trust Protected Parties may become subject to in connection with any action, suit, proceeding, or investigation brought by or threatened against such Trust Protected Parties arising out of or due to their acts or omissions or consequences of such acts or omissions, with respect to the implementation or administration of the applicable Trust or the Plan or the discharge of their duties hereunder; provided, however, that no such indemnification will be made to such Trust Protected Parties for actions or omissions as a result of their willful misconduct, gross negligence, or fraud.

2.5.6.

Full and Final Satisfaction against Trusts.  On and after the Effective Date, neither the GUC Trust nor the Secured Creditor Trust shall have any liability on account of any Claims or Equity Interests except as set forth in the Plan and in the relevant Trust Agreement.  All payments and all Distributions made by each Trust under the Plan shall be in full and final satisfaction, settlement, and release of and in exchange for all Claims or Equity Interests against such Trust.

2.6.

Bank of America Claims.  The Claims held by Bank of America, N.A. pursuant to the BofA Cash Collateral Agreement shall be Other Secured Claims and shall be treated as set forth in this Section 2.6.  The BofA Cash Collateral Agreement shall be assumed, affirmed and reinstated in full, and assigned to the Secured Creditor Trust along with the BofA Cash Collateral Account, leaving unaffected BofA’s legal, equitable and contractual rights, including, without limitation, the lien of Bank of America, N.A. upon the LC Cash Collateral (as such term is defined in the BofA Cash Collateral Agreement). The Secured Creditor Trust, as assignee of the Debtors, shall maintain the BofA Cash Collateral Account and Bank of America, N.A. shall be entitled to payment of its Claims, if any, from the BofA Cash Collateral Account in accordance with the terms and conditions of the BofA Cash Collateral Agreement.  On and after the Effective Date, Bank of America, N.A. shall have no recourse against Liquidating SRC, the GUC Trustee, or the GUC Trust Assets for any Claims arising under the BofA Cash Collateral Agreement.  Notwithstanding any provision to the contrary in this Plan or in the Secured Creditor Trust Agreement, (i) the BofA Cash Collateral Account shall remain at Bank of

America, N.A., shall continue to be subject to the terms of the BofA Cash Collateral Agreement and any account agreement (the “BofA Account Agreement”) entered into at any time with Bank of America, N.A. in connection with the opening of the BofA Cash Collateral Account, and shall remain open until all balances on deposit in the BofA Cash Collateral Account have been disbursed in accordance with the BofA Cash Collateral Agreement and the BofA Cash Collateral Agreement has been terminated; (ii) as of the Effective Date, the BofA Account Agreement shall be deemed assumed by the Debtors and assigned to the Secured Creditor Trust, and the Secured Creditor Trust shall be deemed the successor to the Debtors for the purposes of the BofA Account Agreement, shall continue to abide by and be subject to the terms of the BofA Account Agreement, and shall be entitled to all rights and benefits of the Debtors thereunder; (iii) no costs, expenses, taxes, or charges incurred by the Secured Creditor Trust or the Secured Creditor Trustee, the Advisor, any member of the Oversight Committee, any Agent or any officer or employee of the Secured Creditor Trust (as such terms are defined in the Secured Creditor Trust Agreement) including, without limitation, any professional fees and expenses, and no indemnification claim under the Secured Creditor Trust Agreement shall be payable from the deposit balances in the BofA Cash Collateral Account except from any Return Amount (as such term is defined in the BofA Cash Collateral Agreement) or other deposits returned to the Secured Creditor Trust (as successor to, and assignee of, the Debtors) pursuant to the terms of the BofA Cash Collateral Agreement; (iv) no Holder of a Claim in Classes I through VI shall have or be granted a lien upon the BofA Cash Collateral Account, the deposit balances in such account and its proceeds superior to or on par with the interest and lien of Bank of America, N.A. under the BofA Cash Collateral Agreement; (v) the Secured Creditor Trustee shall have no authority to liquidate, monetize or invest any part of the balances on deposit at any time in the BofA Cash Collateral Account, except in accordance with the terms of the BofA Cash Collateral Agreement, including, without limitation, with respect to any Return Amount; (vi) immediately upon the assignment of the BofA Cash Collateral Account to the Secured Creditor Trust, the lien and security interest of Bank of America, N.A. upon and in the BofA Cash Collateral Account and the LC Cash Collateral shall be deemed valid, binding and duly perfected, without Bank of America, N.A. being required to file any UCC-1 financing statement or similar document (but Bank of America, N.A. shall be authorized to make any such filings it deems appropriate in its discretion), and Bank of America, N.A. shall be deemed to have control over the BofA Cash Collateral Account for all purposes of perfection under the Uniform Commercial Code in effect under applicable law; and (vii) in connection with the assignment of the BofA Cash Collateral Account and BofA Cash Collateral Agreement to the Secured Creditor Trust, the Debtors, Liquidating SRC, and the Secured Creditor Trustee shall provide such information to, execute and deliver such documents to, and take such further actions as Bank of America, N.A. reasonably requests from time to time to evidence and give effect to such assignment and to perfect, and to continue and maintain perfection of, Bank of America, N.A.’s lien upon the BofA Cash Collateral Account and the LC Cash Collateral; provided, however, that such security interest shall terminate automatically pursuant to the terms and subject to the conditions set forth under the heading “Security Interests; Right of Setoff” in the BofA Cash Collateral Agreement.

2.7.

Continuation as Debtor in Possession Between the Confirmation Date and the Effective Date.  During the period from the Confirmation Date through the Effective Date, except as expressly provided herein, the Debtors shall continue to manage their Assets and resolve their liabilities, as debtors-in-possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules, and all orders of the Bankruptcy Court that are then in full force and effect.

3.

EXECUTION OF THE PLAN

3.1.

Effective Date.  The Plan shall become effective on the date that is the first Business Day on which each condition set forth in Article 6 of the Plan has been satisfied or waived as set forth therein (the “Effective Date”).  On the Effective Date, or as soon as practicable thereafter, Liquidating SRC, the GUC Trustee, and the Secured Creditor Trustee, as applicable, shall consummate, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, those transactions and sales of property, if any, set forth in the Plan or the Plan Supplement.

3.2.

Funding, Distributions and Reserves for Class III and IV Claims.

3.2.1.

Transfers to Trusts.  On the Effective Date, or as soon thereafter as practicable, and to the extent not previously transferred pursuant to the Committee Settlement, the GUC Trust Agreement or the Wind-Down Settlement, the GUC Trust Assets will be transferred by the Debtors to the GUC Trust and the Secured Creditor Trust Assets will be transferred by the Debtors to the Secured Creditor Trust.  The GUC Trust Assets and the Secured Creditor Trust Assets transferred by the Debtors shall be deemed vested in the respective Trust.  The Liquidating Debtors shall not make any further transfers or contributions to the GUC Trust until all Unclassified Claims, Priority Claims, and Other Secured Claims are satisfied in accordance with the Plan; thereafter, subject to Section 2.3.7 hereof, all remaining Assets of Liquidating SRC may be transferred by Liquidating SRC to the GUC Trust.

3.2.2.

No Waiver.  The Debtors, the Liquidating Debtors, the GUC Trustee, and the Secured Creditor Trustee reserve the right to pursue any and all Causes of Action vested in them pursuant to the provisions of this Plan, the Trust Agreements, and/or the Committee Settlement, and all rights of the Liquidating Debtors, the Secured Creditor Trust, and the GUC Trust to pursue, administer, settle, litigate, enforce and liquidate any and all such Causes of Action consistent with the terms and conditions of the Plan, Secured Creditor Trust Agreement, the GUC Trust Agreement, and the Committee Settlement are hereby preserved.  The Liquidating Debtors and the GUC Trustee shall, pursuant to Section 1123 and all applicable law, have the requisite standing to prosecute, pursue, administer, settle, litigate, enforce and liquidate the GUC Trust Causes of Action and Avoidance Actions.  For the avoidance of doubt, (a) the GUC Trust Adversary Proceeding, the GUC Trust Causes of Action and Avoidance Actions are expressly preserved, and (b) all Causes of Action against the Released Parties are expressly released as set forth in the Committee Settlement, Article 7 hereof, and the corollary provisions of the Confirmation Order.  The Secured Creditor Trust shall, pursuant to section 1123 of the Bankruptcy Code, have the requisite standing to prosecute, pursue, administer, settle, litigate, enforce, and liquidate any Causes of Action that constitute Secured Creditor Trust Assets.

Except for Causes of Action against a Person or Entity that are expressly waived, relinquished, released, compromised or settled in this Plan, the Committee Settlement, the Wind-Down Settlement, or any Final Order (including, without limitation, the Causes of Action against the Released Parties), the Debtors (before the Effective Date) and the Secured Creditor Trust, the GUC Trust, and the Liquidating Debtors (on and after the

Effective Date) expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine or other rule of law, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a result of the confirmation or Effective Date of the Plan, or the Confirmation Order.  All Causes of Action held by the Debtors’ Estates or the GUC Trust as of the Confirmation Date shall survive Confirmation of the Plan and the commencement and prosecution of any Causes of Action shall not be barred or limited by any estoppel (judicial, equitable or otherwise).  Subject to the Committee Settlement, Article 7 hereof, and the corollary provisions of the Confirmation Order, the rights of the Secured Creditor Trust, the GUC Trust, and the Liquidating Debtors to commence and prosecute Causes of Action shall not be abridged, limited, or altered in any manner by reason of Confirmation of the Plan or the occurrence of the Effective Date.  No defendant party to any Cause of Action (including Avoidance Actions) shall be permitted or entitled to assert any defense based, in whole or in part, upon Confirmation of the Plan, and Confirmation of the Plan shall not have any res judicata or collateral estoppel or preclusive effect upon the commencement and prosecution of Causes of Action.  In addition, the Debtors, the Liquidating Debtors, the Secured Creditor Trust, and the GUC Trust, and any successors in interest thereto, expressly reserve the right to pursue or adopt any Causes of Action not so waived, relinquished, released, compromised or settled that are alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Person, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

3.2.3.

Issuance of Beneficial Interests.

(a)

On the Effective Date, or as soon thereafter as practicable, (i) the GUC Trust will reaffirm the issuance of beneficial interests, as provided in this Plan and the GUC Trust Agreement, to Holders of Allowed Claims in Class IV, subject to any reserve for Disputed Class IV Claims, and (ii) the Secured Creditor Trust will reaffirm the issuance of beneficial interests, as provided in this Plan, to Holders of Allowed Claims in Class III.  Each Holder of Allowed Claims in Class III shall receive its proportionate beneficial interest reflecting that Holder’s Pro Rata Share, as reflected in the books and records of the Second Lien Agent, of the total beneficial interests in the Secured Creditor Trust.  Each Holder of Allowed Claims in Class IV shall receive a beneficial interest reflecting that Holder’s Pro Rata Share of the total beneficial interests in the GUC Trust.  In calculating a Holder’s Pro Rata Share, the Secured Creditor Trust shall be entitled to rely on the books and records of the Second Lien Agent and need not set aside and reserve for any Class III Disputed Claims, and the GUC Trust shall create a reserve of beneficial interests for Class IV Disputed Claims, and shall resolve and distribute such reserve as provided below.

(b)

The GUC Trust shall set aside and reserve a Pro Rata Share of beneficial interests in the GUC Trust (and payments and Distributions on account of such reserved beneficial interests) which would be distributable to the Holder of any Class IV Disputed Claim as if such Claim were an Allowed Claim.  Liquidating SRC shall be responsible, at its cost, for the resolution of all Class IV Disputed Claims.

3.3.

Distributions and Establishment of Reserves for Unclassified Claims, Other Secured Claims, and Priority Claims.

3.3.1.

Distributions on Account of Allowed Unclassified Claims, Other Secured Claims, and Priority Claims; Establishment of Reserves.  On or before the Effective Date, the Debtors shall establish accounts and fund reserves necessary to effectuate the terms of the Plan.  Except as provided in the last sentence of this Section 3.3.1, the Debtors or Liquidating SRC, as applicable, shall (a) pay (or reserve and promptly pay) in Cash on the later of the Effective Date and the date on which such Claims become due and payable the Allowed amount of all Unclassified Claims (other than Professional Fee Claims) and Priority Claims to the extent such Claims are Allowed as of the Effective Date, (b) with respect to Other Secured Claims other than the Other Secured Claim of Bank of America, N.A. that are Allowed as of the Effective Date, (i) satisfy such Claims in whole or in part by the transfer of all or any portion of the Assets securing such Claims  or (ii) at the election of the Second Lien Agent made on or before the Effective Date and with the consent of the Debtors (A) reinstate such Claims in full, leaving unaffected the Holder’s legal, equitable and contractual rights; provided that the Committee’s consent shall be required for such reinstatement if the Creditor has any Secured Claim against Liquidating SRC or the GUC Trust, (B) pay such Claims in Cash up to the Allowed amount of such Claims, (C) begin to make deferred Cash payments having a present value on the Effective Date equal to the Allowed amount of such Claims, or (D) treat such Claims in a manner that would provide the “indubitable equivalent” of such Claims, (c) as to the Other Secured Claim of Bank of America, N.A., assume and assign the Debtors’ right, title and interest in the BofA Cash Collateral Agreement to the Secured Creditor Trust, which shall continue to abide by the terms and conditions of the BofA Cash Collateral Agreement and be entitled to all benefits and proceeds related thereto as set forth in Section 2.6 hereof, (d) establish and fund an escrow account for payment in Cash of estimated Allowed Professional Fee Claims, (e) deposit or allocate funds in the Disputed Claims Reserve for each timely-Filed Priority Claim that is Disputed as of the Effective Date in the amount asserted for such Claim as of the Effective Date or in such other amount as may be ordered by the Bankruptcy Court, after notice and hearing, and (f) set aside the collateral, or the proceeds of such collateral, securing any Other Secured Claim that is Disputed as of the Effective Date.  The Disputed Claims Reserve shall be funded first by any portion of the Wind-Down Amount not needed to pay Professional Fee Claims in accordance with Article 9 of the Plan or Allowed Unclassified Claims and Allowed Priority Claims in accordance with this Section 3.3.1 of the Plan.  Notwithstanding the foregoing, the Debtors shall not be required to pay (or reserve for), any Unclassified Claims, Priority Claims, Other Secured Claims or other Claims that are to be paid, directly or indirectly, by Taylor in connection with the Taylor Payment Receivable, provided that, at Confirmation, the Court may require Taylor to confirm its financial capability timely to pay the Taylor Payment Receivable.

3.3.2.

Payment of Disputed Unclassified Claims, Other Secured Claims and Priority Claims.  All Unclassified Claims (other than Professional Fee Claims) that are not Allowed as of the Effective Date shall be paid within thirty (30) days of the date they become Allowed Claims.  Priority Claims that are not Allowed as of the Effective Date shall be paid from the funds in the Disputed Claims Reserve or, as applicable, from the Taylor Payment Receivable.  Any Other Secured Claim that is not Allowed as of the Effective Date shall be paid solely from the collateral, or the proceeds thereof, set aside for the payment of such Disputed Other Secured Claim. After the Effective Date, Liquidating SRC shall manage and administer the Disputed Claims Reserve and the claims asserted against such Disputed Claims Reserve, and the Secured Creditor Trust shall manage and administer the resolution of any Disputed Other Secured Claim and the collateral, or proceeds thereof, set aside with respect to such Disputed Other Secured Claim.  Upon the resolution of all Priority Claims that are not to be paid by Taylor from the Taylor Payment Receivable, the remaining funds in the Disputed Claims Reserve shall be distributed to the Holders of such Claims up to the full Allowed amount of such Claims.  If the funds in the Disputed Claims Reserve are insufficient to satisfy the full Allowed amount of the Priority Claims that were not Allowed as of the Effective Date and that were not to be paid by Taylor from the Taylor Payment Receivable, the shortfall shall be funded into the Disputed Claims Reserve by Liquidating SRC and distributed to Holders of Allowed Priority Claims in accordance with the preceding sentence.  The Holders of Unclassified Claims, Priority Claims and Other Secured Claims shall have no recourse to any Assets of the GUC Trust or Secured Creditor Trust, nor shall such Holders have any recourse or Cause of Action against the Secured Creditor Trust, the GUC Trust or the Trustees for the failure to receive payment (whether full or partial) on account of their Allowed Claims.  The excess amount, if any, remaining in the Disputed Claims Reserve (other than amounts set aside for Disputed Other Secured Claims) shall be used to satisfy the costs and expenses of Liquidating SRC (including, without limitation, the costs of resolution of all Class IV Disputed Claims, with the remaining funds being transferred to the GUC Trust, and any such funds that are transferred to the GUC Trust shall be used and distributed in accordance with the terms of the Plan and the GUC Trust Agreement.  No funds shall be paid to the GUC Trust out of the Disputed Claims Reserve until such time as all Disputed Unclassified Claims (other than Professional Fee Claims) and all Priority Claims have been resolved in accordance with this Subsection 3.3.2 of the Plan.  Notwithstanding the foregoing, collateral, or the proceeds of such collateral, set aside for any Disputed Other Secured Claim that is not required to pay such Disputed Other Secured Claim shall be paid to the Secured Creditor Trust, and any such Assets that are transferred to the Secured Creditor Trust shall be used and distributed in accordance with the terms of the Plan and the Secured Creditor Trust Agreement.  Nothing in the Plan, including without limitation this Section 3.3.2, shall relieve Taylor of the obligation to pay any portion of the Taylor Payment Receivable.

3.4.

Timing of Distribution.  Distributions to Holders of Allowed Unclassified Claims (other than Professional Fee Claims) and Allowed Claims in Classes I and II shall be made at such times as required by Article 1 and Section 3.3 of the Plan, and Distributions to Holders of Allowed Professional Fee Claims shall be made in accordance with Article 9 of the Plan.  The timing of all other Distributions shall be made in accordance with the terms of the relevant Trust Agreement.

3.5.

Distributions on Account of Disputed Claims.  Notwithstanding any provision in the Plan to the contrary, except as otherwise ordered by the Bankruptcy Court, no partial payments and no partial Distributions shall be made with respect to a Disputed Claim until the resolution of such disputes by settlement in accordance with Section 4.2 of the Plan or Final Order. Notwithstanding the foregoing, any Person who holds both an Allowed Claim(s) and a Disputed Claim(s) shall receive the appropriate payment or Distribution on the Allowed Claim(s), although no payment or Distribution shall be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

3.6.

Delivery of Distributions.  Except as otherwise provided in the Trust Agreements, Distributions shall be made to Record Holders of Allowed Claims: (a) first, at the address set forth on the Record Holder’s last Filed proof of Claim or the address set forth in any later written notice of address change Filed by such Holder; (b) second, at the addresses reflected in the Schedules if neither a proof of Claim nor a written notice of address change has been Filed; and (c) third, if the Record Holder’s address is not listed in the Schedules, and such Record Holder has not Filed a proof of Claim or written notice of address change, at the last known address of such Record Holder according to the Debtors’ books and records.  Except for the preceding sentence, none of the Debtors, the GUC Trustee, or the Secured Creditor Trustee, as applicable, is required to make any additional inquiry into the address to which it must deliver a Distribution under the Plan.

3.7.

Requirements for Distributions; Unclaimed Distributions.  Unless otherwise set forth in the applicable Trust Agreement, prior to making any Distribution to the Holder of an Allowed Claim, Liquidating SRC (in connection with all Unclassified Claims (other than Professional Fee Claims), Priority Claims, and Other Secured Claims), the GUC Trust (in connection with Class IV Claims, and the Secured Creditor Trust (in connection with Class III Claims) shall require that the Holder of such Claim furnish all documents required by applicable tax law or other government regulation as a condition to the making of a Distribution (the “Required Reporting Documents”).  If (a) the Holder of an Allowed Claim fails to furnish the Required Reporting Documents within ninety (90) days, or such longer period agreed to by the requesting party, of a written request for the Required Reporting Documents, or (b) a Distribution made on account of an Allowed Claim is not accepted within ninety (90) days from the mailing of such Distribution, then (x) the Liquidating SRC, the GUC Trust, or the Secured Creditor Trust, as applicable, shall treat such Distribution (or Distribution to be made) as forfeited and the Distribution shall be distributed pro rata to other claimants in the same Class as the forfeiting Holder, provided that no claimant shall receive greater than payment in full, and (y) the forfeiting Holder shall receive no further Distributions and shall forfeit its rights to collect any amounts under the Plan.

3.8.

De Minimis Distributions.  Unless otherwise set forth in the applicable Trust Agreement, neither Liquidating SRC, nor the Trusts shall be required to make any single Distribution to the Record Holder of an Allowed Claim or Equity Interest if such Distribution would be less than $25.00 (the “Threshold Amount”); provided, however, that Liquidating SRC and the Trusts shall make a Distribution to the Record Holder of an Allowed Claim if the aggregate Distributions to which such party would otherwise be entitled exceed $25.00.  Unless otherwise set forth in the applicable Trust Agreement, after all the Assets of a Trust have been reduced to Cash or abandoned, the relevant Trust shall make the final Distribution.  In the event that any final Distribution for an Allowed Claim is less than the Threshold Amount (each a “De Minimis Final Distribution”), the relevant Trust shall tender such De Minimis Final Distribution (together will all other De Minimis Final Distributions) to a charity selected by the Trustees of the Trust.  In addition, either Trustee may donate any Assets of the applicable Trust that would be impractical to distribute to its beneficial interest holders to a charity selected by the applicable Trustee.

3.9.

Records.  After the Effective Date, Liquidating SRC shall succeed to the Debtors’ books and records relating to the conduct of the Debtors’ business prior to the Effective Date, including all of the Debtors’ rights with respect thereto.  The GUC Trustee shall have equal access to all such books and records, and Liquidating SRC shall make such books and records reasonably available to the Secured Creditor Trust at the sole expense of the Secured Creditor Trust.  The Debtors’ right access to its former books and records that were sold to Taylor shall continue to be governed by the terms and conditions related to such access as set forth in the MTSA.

3.10.

Effectuating Documents.  The Debtors and the Trustees, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, and releases and take such other actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan.

3.11.

Administrative Expense Claim Bar Date.  Other than with respect to Professional Fee Claims or Claims described in 11 U.S.C. § 503(b)(1)(B) and (C), any Person asserting an Administrative Expense Claim must submit a proof of Claim with respect to such Administrative Expense Claim to the Balloting and Claims Agent so that it is actually received on or before the Administrative Expense Claims Bar Date.

4.

CLAIM ALLOWANCE

4.1.

Claim Objections.  All objections to Claims shall be Filed within 180 days after the Effective Date (the “Claim Objection Deadline”).  The Claim Objection Deadline may be extended upon a motion Filed with the Bankruptcy Court by Liquidating SRC or the GUC Trustee (or, in the case of Class I Claims (other than the Other Secured Claim of Bank of America, N.A.) and Class III Claims (other than the Second Lien Secured Claim filed by the Second Lien Agent), by the Secured Creditor Trust) prior to the expiration of the Claim Objection Deadline.  The Claim Objection Deadline shall be automatically extended upon the Filing of a motion requesting an extension of the Claim Objection Deadline until such time as the Bankruptcy Court acts on such motion, without the necessity for the entry of a bridge order.

4.2.

Resolution of Disputed Claims.  From and after the Effective Date, Liquidating SRC and the GUC Trustee shall have the exclusive authority to compromise, resolve and Allow any Disputed Claim other than Class I and Class III Disputed Claims and Disputed Taylor Claims without the need to obtain approval from the Bankruptcy Court, and any agreement entered into by Liquidating SRC with respect to the Allowance of any Disputed Claim (other than Disputed Class I Claims, Class III Claims, and Taylor Claims) shall be conclusive evidence and a final determination of the Allowance of such Claim.  From and after the Effective Date, the Secured Creditor Trust shall have the exclusive authority to compromise, resolve and Allow any Class I Disputed Claims without the need to obtain approval from the Bankruptcy Court, and any agreement entered into by the Secured Creditor Trust with respect to the Allowance of any Class I Disputed Claims shall be conclusive evidence and a final determination of the Allowance of such Claim.  Class III Claims other than the Class III Claim granted pursuant to the DIP Financing Order shall be disallowed on the Effective Date without the need for further order of the Bankruptcy Court or action by either the Second Lien Agent or the Secured Creditor Trust. From and after the Effective Date, Taylor shall have the exclusive authority to compromise, resolve and Allow any Disputed Taylor Claims without the need to obtain approval from the Bankruptcy Court, and any agreement entered into by Taylor with respect to the Allowance of any Taylor Claims shall be conclusive evidence and a final determination of the Allowance of such Claim.

4.3.

No Distribution Pending Allowance of Disputed Claims.  Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes Allowed.  To the extent that all or a portion of a Disputed Claim becomes a Disallowed Claim, the Holder of such Claim shall not receive any Distribution on account of the portion of such Claim that is a Disallowed Claim and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the Holders of Allowed Claims in the same Class.

4.4.

Distributions After Allowance of Disputed Claims.  To the extent that a Disputed Claim becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, Confirmation Order, Asset Purchase Agreement, and/or the applicable Trust Agreement.

4.5.

Distribution of Taylor Utility Deposits.  On the Effective Date the Debtors’ obligations under the Utilities Order with respect to the Taylor Utility Deposits and the utility providers related thereto shall be deemed satisfied, the Debtors shall have no other obligations under the Utilities Order, and the Taylor Utility Deposits shall be deemed released from the Adequate Assurance Deposit Account to Liquidating SRC and shall be transferred to Taylor.  As of the Effective Date, Liquidating SRC shall not have any obligations under the Utilities Order with respect to the Taylor Utility Deposits or the utility providers related thereto.

4.6

Other Utility Deposits.  On the Effective Date, the Debtors’ obligations under the Utilities Order with respect to the Other Utility Deposits and the utility providers related thereto shall be deemed satisfied, the Debtors shall have no other obligations under the Utilities Order, and the Other Utility Deposits shall be deemed released from the Adequate Assurance Deposit Account to Liquidating SRC and shall be transferred to the Secured Creditor Trust.

4.7

Estimation of Claims.  Liquidating SRC (or the GUC Trustee, with respect to Class IV Claims) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Liquidating SRC previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, such estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, Liquidating SRC (or the GUC Trustee, with respect to Class IV Claims) may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

5.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1.

Executory Contracts and Unexpired Leases.  Subject to the occurrence of the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors that have not been assumed and assigned, or rejected, prior to the Confirmation Date shall be deemed rejected, pursuant to the Confirmation Order, as of the Confirmation Date, provided that to the extent the D&O Policies, the Chubb Settlement Agreement, the Asset Purchase Agreement, the MTSA, the Side Letter, and any other related agreements with Taylor are executory, the D&O Policies, the Chubb Settlement Agreement, the Asset Purchase Agreement, the MTSA, the Side Letter, and any other related agreements with Taylor shall not be deemed rejected but shall be deemed assumed by the

Liquidating Debtors as of the Effective Date and shall remain in full force and effect following the occurrence of the Effective Date.  From and after the Effective Date, the Liquidating Debtors shall take no action that would cancel, modify, or otherwise impair the “Extended Reporting Period Elected (Pre-Paid)” or other similar endorsements or provisions of the D&O Policies, all of which shall remain in full force and effect in accordance with their terms.  Any Creditor asserting a Claim for monetary damages as a result of the rejection of an Executory Contract or Unexpired Lease, and/or the abandonment of Assets, pursuant to the Confirmation Order, shall File a proof of Claim (each a “Rejection Claim”) within thirty (30) days of the Confirmation Date.

5.2.

Rejection Claims.  Any Rejection Claims that are not timely Filed pursuant to Section 5.1 of the Plan, shall be forever disallowed and barred.  If one or more Rejection Claims are timely Filed pursuant to Section 5.1 of the Plan, Liquidating SRC may File an objection to any Rejection Claim on or prior to the Claim Objection Deadline.

6.

CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE

6.1.

Conditions to the Occurrence of the Effective Date.  The occurrence of the Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section 6.2 of the Plan:  (a) the Bankruptcy Court shall have entered the Confirmation Order in a form satisfactory to the Debtors, the Committee, and the Second Lien Agent; (b) the Confirmation Order shall be effective and shall not be subject to any stay, whether or not such Confirmation Order shall have become a Final Order; (c) the Trust Agreements shall have been executed; (d) the Trusts shall have been established; (e) the Secured Creditor Trust Assets shall have been transferred to and vested in the Secured Creditor Trust free and clear of all Claims and Equity Interests, except as specifically provided in the Plan and the Secured Creditor Trust Agreement; (f) the GUC Trust Assets shall have been transferred to and vested in the GUC Trust free and clear of all Claims and Equity Interests, except as specifically provided in the Plan and the GUC Trust Agreement; (g) the existing Equity Interests in SRC Liquidation Company shall have been cancelled as provided in the Plan, and the Liquidating SRC Membership Interests shall have been issued to the GUC Trust in accordance with Section 2.3.3 of the Plan; and (h) the amounts to be paid and/or reserved for in accordance with Article 3 of the Plan, including the amounts to be funded into the Disputed Claims Reserve on the Effective Date, shall have been so paid and/or reserved, as applicable.

6.2.

Waiver of Conditions to Confirmation or the Effective Date.  The conditions to the Effective Date set forth in Section 6.1 of the Plan may be waived in writing by the Debtors, the Second Lien Agent and the Committee at any time without further Order.

6.3.

Effect of Nonoccurrence of Conditions to the Effective Date.  If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Sections 6.1 and 6.2 of the Plan, then upon motion by the Debtors made after consultation with the Second Lien Agent and the Committee and before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties-in-interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated pursuant to this Section 6.3 of the Plan, (a) the Plan shall be null and void in all respects, and (b) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtors and the Estates or (ii) prejudice in any manner the rights of the Debtors, the Estates, or any other party-in-interest.

7.

EFFECT OF THE PLAN ON CLAIMS AND EQUITY INTERESTS

7.1.

Binding Effect of the Plan.  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

7.2.

Plan Injunction.  Confirmation of the Plan shall operate as an injunction against the commencement or continuation of any act or action to collect, recover, or offset from the Estates (unless such offset rights were asserted in writing prior to the Confirmation Date), the GUC Trust, the Secured Creditor Trust, or any of their property, any Claim or Equity Interest treated in the Plan or any actions to interfere with the implementation and consummation of the Plan, except as otherwise expressly permitted by the Plan or the Confirmation Order or by Final Order enforcing the terms of the Plan.  The Bankruptcy Court shall have jurisdiction to determine and award damages and/or other appropriate relief at law or in equity for any violation of such injunction, including compensatory damages, professional fees and expenses, and exemplary damages for any willful violation of said injunction.

7.3.

Exculpation and Limitation of Liability.  None of the Debtors or the Committee, or any of their respective current members, partners, officers, directors, employees, advisors, professionals, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers, and other professionals retained by such Entities) but solely in their capacities as such (collectively, the “Exculpated Parties”) shall have or incur any liability to any Holder of any Claim or Equity Interest for any act or omission on or before the Effective Date in connection with, related to, or arising out of the Chapter 11 Cases, the negotiation and execution of the purchase agreements for the sale of the Debtors’ Assets to Taylor during the Chapter 11 Cases, the negotiation and execution of the Committee Settlement, the negotiation and execution of the Plan, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, and the property to be distributed under the Plan on or before the Effective Date, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of the Plan except in case of fraud, willful misconduct, intentional misconduct, or gross negligence by such Exculpated Party as determined by a Final Order.

The Confirmation Order shall serve as a permanent injunction against any party seeking to enforce any claim or Cause of Action against the Exculpated Parties that has been exculpated pursuant to Section 7.3 of the Plan.

7.4.

Third Party Releases.  On the Effective Date, (a) each Holder of a Claim who is presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code (i.e.,

Holders of Claims in Classes I and II), and (b) each Holder of a Class III and/or Class IV Claim who is entitled to vote on the Plan and does not, by the Voting Deadline both (i) vote to reject the Plan or abstain from voting on the Plan and (ii) make the Third Party Opt-Out Election on its properly completed and returned Ballot, shall be deemed on behalf of itself and its estate, affiliates, heirs, executors, administrators, successors, assigns, managers, business managers, accountants, attorneys, representatives, consultants, agents, and any and all other Persons or parties claiming under or through them, to release, discharge, and acquit the Silver Point Entities; DLJ Investment Partners, L.P.; DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P.; Credit Suisse AG, Cayman Islands Branch; Credit Suisse Loan Funding LLC; Sargas CLO II Ltd.; WG Horizons CLO I; any other lender under either or both of the First Lien Term Loan Facility or the Second Lien Term Loan Facility; any Person who has served as a director of Workflow Holdings, LLC, WorkflowOne, LLC, or their subsidiaries (collectively, “WorkflowOne”); Anthony DiNello, Frederic Brace, and Robert Peiser; and each of their respective current and former heirs, executors, administrators, predecessors, successors, assigns, subsidiaries, parents, affiliates, divisions, partners, members, interest holders (direct and indirect), officers, directors, employees (including, for the avoidance of doubt, any current or former employee of the Silver Point Entities in his or her capacity as a board member of the Debtors or WorkflowOne), agents, shareholders, managers, accountants, attorneys, representatives, consultants, other professionals, insurers, and any and all other Persons, corporations, or other Entities acting under the direction, control, or on behalf of any of the foregoing, in each case solely in their capacity as such (each of the foregoing, a “Released Party”) from any and all claims, counterclaims, disputes, liabilities, suits, demands, defenses, liens, actions, administrative proceedings, and Causes of Action of every kind and nature, or for any type or form of relief, and from all damages, injuries, losses, contributions, indemnities, compensation, obligations, costs, attorneys’ fees, and expenses, of whatever kind and character, whether past or present, known or unknown, suspected or unsuspected, fixed or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, or requirement, and claims of every kind, nature, and character whatsoever, including avoidance claims, Causes of Action, and rights of recovery arising under chapter 5 of the Bankruptcy Code and any and all claims based on avoidance powers under any applicable non-bankruptcy law that any such releasing party ever had or claimed to have, or has or claims to have presently or at any future date, against any Released Party arising from or related in any way whatsoever to the Debtors or WorkflowOne.  For the avoidance of doubt, the failure to make the Third Party Opt Out Election shall not prevent any Holder of a Claim from receiving a Distribution under the Plan.  Nothing in this Section 7.4 shall be deemed to release, waive, or otherwise impact any of the GUC Trust Causes of Action or any other Causes of Action against the defendants named in the GUC Trust Adversary Complaint or any other defendants that are not Released Parties for claims related to or based on the facts and circumstances alleged in the GUC Trust Adversary Complaint.

7.5.

Releases Contained in Committee Settlement.  For the avoidance of doubt, nothing in the Plan shall limit the scope or timing of the releases approved through the Committee Settlement, all of which shall be deemed incorporated by reference herein and shall remain in full force and effect.

The Confirmation Order shall serve as a permanent injunction against any party seeking to enforce any claim or Cause of Action against the Released Parties that has been released pursuant to the Committee Settlement or Section 7.4 of the Plan.

8.

MISCELLANEOUS PROVISIONS

8.1.

Retention of Jurisdiction.  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases and the interpretation and implementation of this Plan and the Trust Agreements.  Without limiting the foregoing, the Bankruptcy Court shall retain jurisdiction to:

(a)

Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(b)

Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)

Resolve any matters related to (i) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, cure obligations pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed and/or assigned and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

(d)

Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the applicable Trust Agreement;

(e)

Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)

Adjudicate, decide, or resolve any and all matters related to the Causes of Action, including any adversary proceeding pending as of the Effective Date to which the Debtors, the Committee, the Secured Creditor Trustee, or the GUC Trustee is a party, including but not limited to the GUC Trust Adversary Proceeding;

(g)

Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the applicable Trust Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the applicable Trust Agreement;

(h)

Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(i)

Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or Trust Agreements, or any Entity’s obligations incurred in connection with the Plan or Trust Agreements;

(j)

Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of the Plan or Trust Agreements;

(k)

Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(l)

Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of Distributions;

(m)

Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(n)

Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Trust Agreements or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Disclosure Statement or Trust Agreements;

(o)

Adjudicate any and all disputes arising from or relating to Distributions under the Plan, the Trust Agreements, or any transactions contemplated therein;

(p)

Consider any modifications of the Plan or the Trust Agreements, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(q)

Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(r)

Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order or the Trust Agreements, including disputes arising under agreements, documents, or instruments executed in connection with the Plan or the Trust Agreements;

(s)

Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(t)

Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ release, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(u)

Enforce the exculpation, release and injunction provision of the Committee Settlement, this Plan, and the Confirmation Order for the benefit of the Exculpated Parties and the Released Parties and hear and determine all disputes relating to the foregoing;

(v)

Enforce all orders previously entered by the Bankruptcy Court;

(w)

Hear any other matter not inconsistent with the Bankruptcy Code;

(x)

Enter an order or orders concluding or closing the Chapter 11 Cases; and

(y)

Enforce the injunction, release, and exculpation provisions set forth in the Plan.

8.2.

Governing Law.  Except as mandated by the Bankruptcy Code or Bankruptcy Rules, as applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware.

8.3.

Headings.  The headings of articles, paragraphs, and subparagraphs of the Plan are inserted for convenience only and shall not affect the interpretation of any provision of the Plan.

8.4.

Time.  Time shall be calculated in accordance with Bankruptcy Rule 9006.

8.5.

Severability.  Should any provision of the Plan be determined to be unenforceable after the Effective Date such determination shall in no way limit or affect the enforceability and operative effect of any and all of the other provisions of the Plan.

8.6.

Revocation.  Subject to the Committee Settlement and upon consultation with the Second Lien Agent and the Committee, the Debtors reserve the right to revoke and withdraw the Plan prior to the entry of a Confirmation Order.  If the Debtors revoke or withdraw the Plan, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors, the Estates, the Committee, the Trustees, or any other Person, or to prejudice in any manner the rights of such parties in any further proceedings involving the Debtors and the Estates.

8.7.

Conflicts with the Plan.  In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement and any other Order in the Chapter 11 Cases, or any other agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence; provided, however, that the Confirmation Order shall control and take precedence in the event of any inconsistency between any provision of the Plan and any of the foregoing documents.

8.8.

Statutory Fees.  All fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  After the Effective Date, Liquidating SRC shall pay, prior to the closing of the Chapter 11 Cases, in accordance with the Bankruptcy Code and the Bankruptcy Rules, all fees payable pursuant to 28 U.S.C. § 1930 that accrue before or after the Effective Date through and including the closing of any of the Chapter 11 Cases.

8.9.

Balloting/Claims Agent.  Prime Clerk LLC (“Prime Clerk”), in its capacity as Balloting and Claims Agent shall continue to serve at the direction and discretion of Liquidating SRC. Prime Clerk shall be compensated in accordance with its Engagement Letter with the Debtors dated as of February 24, 2015, without the need for further Bankruptcy Court authorization or approval; provided, however, that the Bankruptcy Court shall retain jurisdiction over any disputes related to payment of any fees claimed by Prime Clerk.  Subsequent to the Effective Date, Liquidating SRC, in its sole discretion, may terminate Prime Clerk without need for further order of the Bankruptcy Court.

8.10.

Notices.  Following the Effective Date, all pleadings and notices Filed in the Chapter 11 Cases shall be served on (a) Liquidating SRC and its counsel, (b) the Secured Creditor Trust, (c) counsel to the Secured Creditor Trust, (d) the GUC Trust, (e) counsel to the GUC Trust, (f) the U.S. Trustee, (g) any party whose rights are affected by the applicable pleading or notice, and (h) any party Filing a request for notices and papers on and after the Effective Date.

8.11.

Final Decree.  The Confirmation Order shall constitute a Final Decree pursuant to section 350 of the Bankruptcy Code formally closing the Chapter 11 Cases of the Liquidating Debtors other than Liquidating SRC.  The Plan Supplement shall include a proposed form of order to be entered on the docket of the Chapter 11 Cases, other than the Chapter 11 Case of Liquidating SRC, closing such Chapter 11 Cases.  Upon Liquidating SRC’s determination that all Claims have been Allowed, Disallowed, expunged or withdrawn, that all Causes of Action held by Liquidating SRC or the GUC Trustee, as applicable, have been finally resolved, transferred, or abandoned and that all payments required to be made by Liquidating SRC under this Plan, including without limitation Section 3.2.1, have been made, Liquidating SRC shall, after consultation with the GUC Trustee and the Secured Creditor Trustee, move for the entry of a Final Decree pursuant to section 350 of the Bankruptcy Code.  Liquidating SRC may request the entry of the Final Decree notwithstanding the fact that not all Assets of Liquidating SRC have been monetized and distributed to the Holders of Allowed Claims.

8.12.

Modification Of The Plan.  Subject to the limitations contained herein, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan one or more times after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, the Trust Agreements or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and require prior consent of the Committee and the Second Lien Agent.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof and prior to the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

8.13.

Section 1145 Exemption.  Under section 1145 of the Bankruptcy Code, the issuance of the interests in the GUC Trust and the Secured Creditor Trust under the Plan or pursuant to the Committee Settlement and the GUC Trust Agreement and the issuance of the Liquidating SRC Membership Interests and equity interests in any Entities formed pursuant to the Secured Creditor Trust Agreement shall be exempt from registration under the Securities Act of 1933, as amended, and all applicable state and local laws requiring registration of securities.

8.14.

Pension Benefit Guaranty Corporation Matters.  Nothing in the Confirmation Order, the Plan, or the Bankruptcy Code (and § 1141 thereof) shall in any way be construed to discharge, release, limit, or relieve any party, in any capacity, from any liability or responsibility with respect to The Stanreco Retirement Plan (“Pension Plan”) or any other defined benefit pension plan under any law, governmental policy, or regulatory provision. The Pension Benefit Guaranty Corporation (“PBGC”) and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan, Confirmation Order, or Bankruptcy Code.  Notwithstanding the foregoing, the PBGC and the Pension Plan shall continue to be subject to the provisions of Section 1.6 of this Plan, and all Claims of PBGC (including the amended claims filed by PBGC for the Pension Plan’s unfunded benefit liabilities, unpaid premiums, and unpaid minimum contributions) against the Debtors, to the extent Allowed, shall be fully satisfied by the treatment of such Allowed Claims as Unsecured Claims in Class IV of the Plan.

9.

FINAL APPROVAL AND PAYMENT OF PROFESSIONAL FEES

9.1.

Procedures For Payment of Professional Fee Claims.  Notwithstanding any other provision of the Plan dealing with Unclassified Claims, any Person asserting a Professional Fee Claim shall, no later than the Effective Date, provide the Debtors with a summary of the compensation for services rendered and expense reimbursement that such Person will seek to be allowed, on a final basis, as a Professional Fee Claim (which summary shall include, without limitation, a good faith estimate of accrued but unbilled fees and expenses through the Confirmation Date) (for each Person, its “Professional Fee Summary”), and shall, no later than 30 days after the Effective Date, File a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date.  Objections to any final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date shall be due 30 days after such application is Filed.  To the extent that such a Person’s final fee application is Allowed by the Bankruptcy Court, the requesting Person shall receive: (i) payment of Cash from the Professional Fee Claims Escrow Account in an amount equal to the amount Allowed by the Bankruptcy Court less all interim compensation paid to such Professional during the Chapter 11 Cases, such payment to be made before the later of (a) the Effective Date or (b) three Business Days after the order Allowing such Person’s final fee application, or (ii) payment on such other terms as may be mutually agreed upon by the Holder of the Professional Fee Claim and Liquidating SRC (but in no event shall the payment exceed the amount Allowed by the Bankruptcy Court less all interim compensation paid to such Professional during the Chapter 11 Cases).  All Professional Fee Claims for services rendered after the Confirmation Date shall be paid by the Debtors or Liquidating SRC, as applicable, upon receipt of an invoice therefor, or on such other terms as Liquidating SRC and the Professional may agree, without the requirement of any order of the Bankruptcy Court.

9.2.

Professional Fee Claims Escrow Account.  On the Effective Date, the Debtors shall establish and fund the Professional Fee Claims Escrow Account in an amount sufficient to pay, in full, any then unpaid fees and expenses (including, without limitation, any estimated, accrued but unbilled fees and expenses through the Confirmation Date set forth in the Professional Fee Summary) owed to any Person asserting a Professional Fee Claim.  Amounts held in the Professional Fee Claims Escrow Account shall not constitute property of the Debtors or the Liquidating Debtors and shall only be distributed in accordance with this Section 9.2.  Each Person asserting a Professional Fee Claim shall be entitled to a maximum amount from the Professional Fee Claims Escrow Amount equal to the amount of the Professional Fee Summary submitted by such Person less all interim compensation paid to such Person during the Chapter 11 Cases.  In the event there is a remaining balance in the Professional Fee Claims Escrow Account following payment of all Allowed Professional Fee Claims in accordance with Section 9.1 of the Plan, such remaining amount, if any, shall be paid into the Wind-Down Funds Account.  In the event that there are insufficient funds in the Professional Fee Claims Escrow Account to pay any Allowed Professional Fee Claims in accordance with the terms of the Professional Fee Claims Escrow Account, the unpaid portion of such Allowed Professional Fee Claims shall be paid by Liquidating SRC.

10.

NOTICE

10.1.

Notice and Service of Documents.  All notices, requests, and demands required or permitted to be provided to the Debtors, the Liquidating Debtors, the Committee, or the Trustee’s under the Plan or the respective Trust Agreements shall be in writing and shall be deemed to have been duly given or made when actually delivered by overnight delivery, addressed as follows:

If to the Debtors (before the Effective Date):

WilliamsMarston LLC

Attn: Landen C. Williams

16th Floor

800 Boylston Street

Boston, MA 02199

With a copy to:

Gibson, Dunn & Crutcher LLP

Attn: Michael A. Rosenthal and Jeremy L. Graves

200 Park Avenue, Suite 4700

New York, New York 10166-0193

If to the Committee, the GUC Trust, or (after the effective date) the Liquidating Debtors:

EisnerAmper LLP

Attn: Anthony R. Calascibetta

111 Wood Avenue South

Iselin, NJ 08830-2700

With a copy to:

Lowenstein Sandler LLP

Attn:

Sharon Levine, Wojciech F. Jung, and Andrew Behlmann

65 Livingston Avenue

Roseland, NJ 07068

If to the Secured Creditor Trust:

Wilmington Trust Company

Attn: Institutional Client Services

Rodney Square North

1100 North Market Street

Wilmington, DE  19890

With a copy to:

Pepper Hamilton LLP

Attn: David M. Fournier and John Henry Schanne II

Hercules Plaza, Suite 5100

1313 Market Street

Wilmington, DE 19801

11.

REQUEST FOR CONFIRMATION

11.1.

Request for Confirmation.  The Debtors request Confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

IN WITNESS WHEREOF, the Debtors have executed the Plan this 18th day of November, 2015.

SRC LIQUIDATION COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF IT CHAPTER 11 AFFILIATES

By:

/s/ Landen C. Williams

Name:  Landen C. Williams

Title: Chief Restructuring Officer

EXHIBIT A TO
SECOND AMENDED CHAPTER 11 PLAN OF LIQUIDATION
FOR SRC LIQUIDATION COMPANY AND ITS AFFILIATES (WITH TECHNICAL MODIFICATIONS)

DEFINITIONS AND INTERPRETATION

A.

Rules of Interpretation.  Unless otherwise specified, all Section, Article, and Exhibit references in the Plan are to the respective Section in, Article of, or Exhibit to the Plan, as the same may be amended, waived, or modified from time to time.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  Words denoting the singular number shall include the plural number and vice versa, unless the context requires otherwise.  Pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.  The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole, and not to any particular Section, Subsection, or clause contained in the Plan.  In construing the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

B.

Definitions.  Terms and phrases, whether capitalized or not, that are used and not defined in the Plan, but that are defined in the Bankruptcy Code or Bankruptcy Rules, have the meanings ascribed to them in the Bankruptcy Code or Bankruptcy Rules, as applicable.  Unless otherwise provided in the Plan, the following terms have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires.

1.

“Adequate Assurance Deposit Account” means the Adequate Assurance Deposit Account established pursuant to, and as defined in, the Utilities Order.

2.

“Administrative Expense Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases allowed under sections 503(b) or 507(a)(2) of the Bankruptcy Code.  Administrative Expense Claims shall, without limitation, include Professional Fee Claims, claims under section 503(b)(9) of the Bankruptcy Code, and cure claims arising from the assumption of Executory Contracts and Unexpired Leases by Taylor in connection with the Asset Purchase Agreement.

3.

“Administrative Expense Claim Bar Date” means 4:00 p.m. (Prevailing U.S. Eastern time) on the date that is 30 days after the Effective Date.

4.

“Allowed” means, with reference to any Claim, (a) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent or unknown and for which no contrary proof of Claim has been Filed, (b) any Claim listed on the Schedules or timely Filed proof of Claim, as to which no objection to allowance has been interposed in accordance with the Plan by the Claims Objection Deadline or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder of such Claim, (c) any

Claim expressly allowed by a Final Order or under the Plan, or (d) any Claim that is allowed pursuant to Section 4.2 of the Plan.

5.

“Assets” means any and all right, title, and interest in and to property of whatever type or nature.

6.

“Asset Purchase Agreement” means the Asset Purchase Agreement by and among the Debtors and Taylor, dated as of June 19, 2015 (collectively with all related agreements, amendments, documents or instruments, and all exhibits, schedules and addenda to any of the foregoing).

7.

“Assumed Liabilities” means those liabilities of the Debtors assumed by Taylor as Assumed Liabilities under the Asset Purchase Agreement.

8.

“Avoidance Actions” means any and all of the Debtors’ Causes of Action for avoidance or equitable subordination or recovery under chapter 5 of the Bankruptcy Code or similar state law and all proceeds thereof, excluding only such Causes of Action that were transferred to Taylor pursuant to the Asset Purchase Agreement (and, accordingly, identified in the Do Not Sue List provided by Taylor on October 29, 2015) or released pursuant to the Committee Settlement.

9.

“Ballot” means a ballot, in the form approved by the Bankruptcy Court, accompanying the Disclosure Statement provided to each Holder of a Claim entitled to vote to accept or reject the Plan, on which such Holder may vote to accept or reject the Plan.

10.

“Balloting and Claims Agent” means Prime Clerk LLC, retained by the Debtors in the Chapter 11 Cases.

11.

“Bankruptcy Code” means Title 11 of the United States Code, sections 101–1532, as now in effect or as hereafter amended.

12.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or, if such court ceases to exercise jurisdiction, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases.

13.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075 of Title 28 of the United States Code, together with (a) the Local Rules of Bankruptcy Practice and Procedures of the United States Bankruptcy Court for the District of Delaware as now in effect or as the same may from time to time hereafter be amended and (b) the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012.

14.

“Bar Date” means the date by which a proof of Claim is required to be Filed with respect to a Claim pursuant to the Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including Administrative Expense Claims Arising Under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof [Docket No. 449], this Plan, or any subsequent order of the Bankruptcy Court.

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15.

“BofA Cash Collateral Account” means the account maintained at Bank of America, N.A. which contains the cash that secures the Debtors’ obligations under the BofA Cash Collateral Agreement.

16.

“BofA Cash Collateral Agreement” means that certain Cash Collateral Agreement Regarding Letters of Credit contained in the letter dated as of July 31, 2015, by and between The Standard Register Company and Bank of America, N.A.

17.

“Business Day” means any day that is not a Saturday, Sunday, or “legal holiday” within the meaning of Bankruptcy Rule 9006(a).

18.

“Cash” means lawful currency of the United States and its equivalents.

19.

“Causes of Action” means any action, class action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Causes of Action also include: (a) any right of setoff, counterclaim, or recoupment and any claim for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim or cause of action pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code or similar state law; and (d) any claim or defense, including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

20.

“Chubb Settlement Agreement” means that certain Settlement Agreement and Environmental Site Release, dated as of February 10, 2009 and entered into by and among The Standard Register Company (now known as SRC Liquidation Company), Federal Insurance Company and Vigilant Insurance Company.

21.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under case number 15-10541 (BLS).

22.

“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtors or the Estates whether or not asserted or Allowed.

23.

“Class” means one of the categories of Claims or Equity Interests established under Article 3 of the Plan in accordance with sections 1122 and 1123(a) of the Bankruptcy Code.

24.

“Claim Objection Deadline” has the meaning set forth in Section 4.1 hereof.

25.

“Committee” means the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee for the District of Delaware on March 24, 2015 in the Chapter 11 Cases in accordance with section 1102 of the Bankruptcy Code, as the composition of such Committee may be altered from time to time.

26.

“Committee Settlement” means that certain Settlement Agreement Among Debtors, Silver Point Finance, LLC & Official Committee Of Unsecured Creditors attached as

3

Exhibit A to the Notice of Filing of Settlement Agreement that was Filed as Docket Number 696 in the Chapter 11 Cases.

27.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

28.

“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court in accordance with section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing(s) may be delayed, continued, or rescheduled.

29.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in accordance with section 1129 of the Bankruptcy Code, as such order may be amended, modified, or supplemented.

30.

“Creditor” means any Person that has a Claim against one or more of the Debtors.

31.

“D&O Insurance” means all of the Debtors’ director and officer insurance and any and all proceeds therefrom.

32.

“D&O Policies” means any and all policies providing D&O Insurance.

33.

“Debtors” means, collectively, (a) SRC Liquidation Company f/k/a The Standard Register Company, (b) SR Liquidation Holding Company f/k/a Standard Register Holding Company, (c) SR Liquidation Technologies, Inc. f/k/a Standard Register Technologies, Inc., (d) SR Liquidation International, Inc. f/k/a Standard Register International, Inc., (e) iMLiquidation, LLC f/k/a iMedConsent, LLC, (f) SR Liquidation of Puerto Rico Inc. f/k/a Standard Register of Puerto Rico Inc., (g) SR Liquidation Mexico Holding Company f/k/a Standard Register Mexico Holding Company, (h) SR Liquidation Technologies Canada ULC f/k/a Standard Register Technologies Canada ULC, (i) Standard Register Holding, S. de R.L. de C.V.,1 (j) Standard Register de México, S. de R.L. de C.V.,2 and (k) Standard Register Servicios, S. de R.L. de C.V.,3 or any successors thereof.

34.

“DIP Financing Order” means the Final Order (I) Authorizing Debtors in Possession to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 362, 363, and 364; (II) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to 11 U.S.C. § 364; and (III) Providing Adequate Protection to Prepetition Credit Parties and Modifying Automatic Stay Pursuant to 11 U.S.C. §§ 361, 362, 363, and 364 [Docket No. 290], entered in the Chapter 11 Cases on April 16, 2015.

1

Pursuant to an agreement with Taylor, Standard Register Holding, S. de R.L. de C.V. will change its name to SR Liquidation Holding, S. de R.L. de C.V. following a certain post-sale transitionary period.

2

Pursuant to an agreement with Taylor, Standard Register de México, S. de R.L. de C.V. will change its name to SR Liquidation de México, S. de R.L. de C.V. following a certain post-sale transitionary period.

3

Pursuant to an agreement with Taylor, Standard Register Servicios, S. de R.L. de C.V. will change its name to SR Liquidation Servicios, S. de R.L. de C.V. following a certain post-sale transitionary period.

4

35.

“Disallowed Claim” means a Claim or portion thereof that (a) has been disallowed by a Final Order, (b) is identified in the Schedules in the amount of zero dollars or as contingent, unliquidated, or disputed and as to which a proof of Claim was not Filed on or before the applicable Bar Date, (c) is not identified in the Schedules and as to which no proof of Claim has been Filed or deemed Filed on or before the applicable Bar Date, as applicable, (d) was not Filed in a timely manner as provided by the Plan, the Confirmation Order, or other relevant order of the Bankruptcy Court, or (e) is disallowed by agreement with the Creditor in accordance with Section 4.2 of the Plan.

36.

“Disclosure Statement” means the disclosure statement with respect to the Plan, approved by the Bankruptcy Court as containing adequate information for the purpose of dissemination and solicitation of votes on and confirmation of the Plan, as it may be altered, amended, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules.

37.

“Disputed” means any Claim or any portion thereof that is not an Allowed Claim or a  Disallowed Claim.

38.

“Disputed Claims Reserve” means the reserve established pursuant to Section 3.3 of the Plan to hold funds distributable to Holders of Priority Claims that are not Allowed as of the Effective Date.  For the avoidance of doubt, except when released in accordance with Subsection 3.3.2 of the Plan (as such Subsection relates to reserves for Disallowed Priority Claims), the funds in the Disputed Claim Reserve shall not constitute Assets of the GUC Trust.  The Disputed Claims Reserve shall be maintained in a separate account by and under the control of Liquidating SRC.

39.

“Distribution” means any distribution to the Holder of an Allowed Claim in accordance with the Plan.

40.

“Effective Date” has the meaning set forth in Section 3.1 hereof.

41.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

42.

“Equity Interest” means any ownership interest or share in any of the Debtor Entities (including all options, warrants, or other rights to obtain such an interest or share in the Debtor Entities) whether or not transferable, preferred, common, voting, or denominated as “stock” or a similar security.

43.

“Estate(s)” means, individually, the estate created for each of the Debtors and, collectively, the estates created for all the Debtors pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

44.

“Estate Assets” means the respective Assets of the Debtors and their Estates as of the Effective Date, including any and all proceeds, rents, products, offspring, and profits arising from or generated by such property after the Effective Date.

45.

“Executory Contracts and Unexpired Leases” means, collectively, “executory contracts” and “unexpired leases” of the Debtors as of the Petition Date as such terms are used within section 365 of the Bankruptcy Code; provided, however, that for the avoidance of doubt, “Executory Contract and Unexpired Leases” excludes the Asset Purchase Agreement, the MTSA, the Side Letter, and all other documents executed by the Debtors in connection with the closing of the sale contemplated by the Asset Purchase Agreement.

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46.

“Exculpated Parties” has the meaning set forth in Section 7.3 hereof.

47.

“File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

48.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

49.

“Final Order” means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court, or by any state, provincial, or other federal court or other tribunal having jurisdiction over the subject matter thereof, which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which: (a) the time to appeal or petition for review, rehearing, or certiorari or move for reargument has expired or shall have been waived in writing in form and substance satisfactory to the Debtors and as to which no appeal or petition for review, rehearing, or certiorari or motion for reargument is pending; or (b) any appeal or petition for review, rehearing, certiorari, or reargument has been finally decided and no further appeal or petition for review, rehearing, certiorari, or reargument can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order shall not cause such order not to be a Final Order.

50.

“First Lien Term Loan Facility” means the credit facility pursuant to that certain First Lien Credit Agreement dated as of August 1, 2013 by and among The Standard Register Company, WorkflowOne, LLC, the subsidiary guarantors party thereto, the lenders party thereto, and Silver Point Finance, LLC, as amended, restated, supplemented, or modified from time to time.

51.

“General Unsecured Claim” means any Claim that is not an Administrative Expense Claim, a Priority Claim, an Other Secured Claim, a Second Lien Secured Claim, an Intercompany Claim, a Subordinated Claim, or an Equity Interest, including any Second Lien Deficiency Claim and any portion of an Other Secured Claim that exceeds the value of the collateral securing such Other Secured Claim unless an election has been made under section 1111(b) of the Bankruptcy Code.

52.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

53.

“GUC Cash Payment” means the payment of $5 million that was made to the GUC Trust by Taylor on or about July 31, 2015 in accordance with the terms of the Committee Settlement.

54.

“GUC Trust” means that certain trust established pursuant to the terms of the GUC Trust Agreement.  References to the GUC Trust shall include references to the GUC Trustee, acting for the benefit of the GUC Trust Beneficiaries pursuant to the terms of the GUC Trust Agreement.

55.

“GUC Trust Adversary Complaint” means the amended adversary complaint filed in the GUC Trust Adversary Proceeding on August 4, 2015.

56.

“GUC Trust Adversary Proceeding” means the adversary proceeding styled as EisnerAmper LLP, not in its Individual Capacity but as Trustee of the SRC

6

Liquidating GUC Trust v. Joseph P. Morgan, Jr., et al., Adv. Pro. No. 15-50771 (BLS), pending in the Bankruptcy Court.

57.

“GUC Trust Agreement” means that certain Standard Register Company General Unsecured Creditors’ GUC Trust Agreement, dated as of July 31, 2015, by and among the Debtors and the GUC Trustee.

58.

“GUC Trust Assets” means (a) the Assets of the Debtors transferred to the GUC Trust on the closing of the Taylor Sale (including without limitation, the right to any proceeds of the D&O Insurance), (b) the Liquidating SRC Membership Interests, and (c) the GUC Trust Causes of Action.

59.

“GUC Trust Beneficiaries” means the Holders of Allowed General Unsecured Claims.

60.

“GUC Trust Causes of Action” means any and all Causes of Action that have been asserted in the GUC Trust Adversary Complaint (including those certain Avoidance Actions asserted therein) or that could be asserted based on the facts and circumstances alleged in the GUC Trust Adversary Complaint (other than any Causes of Action against the Released Parties).

61.

“GUC Trust Oversight Committee” means the GUC Trust Oversight Committee created pursuant to the GUC Trust Agreement.

62.

“GUC Trust Seed Funding Amount” means the $600,000 that was loaned to the GUC Trust by the Debtors from the Wind-Down Amount on or about July 31, 2015 in accordance with the terms of the Committee Settlement.

63.

“GUC Trustee” means the trustee of the GUC Trust, as appointed in accordance with the GUC Trust Agreement.

64.

“Holder” means the Person that is the record owner of a Claim or Equity Interest, as applicable.

65.

“Impaired” means a Claim or a Class of Claims that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66.

“Implementation Memorandum” means the memorandum, in form and substance acceptable to the Committee and the Second Lien Agent, describing the restructurings, transfers, and other corporate transactions that the Debtors determine to be necessary or appropriate to effectuate the Plan in compliance with the Bankruptcy Code and other applicable law and, to the maximum extent possible, in a tax efficient manner.  The Plan Supplement will include a substantially final form of the Implementation Memorandum.

67.

“Intercompany Claims” means any Claim held by a Debtor against another Debtor.

68.

“Liens” means a lien as defined in section 101(37) of the Bankruptcy Code.

69.

“Life Insurance Policies” means the Life Insurance Policies identified on Exhibit B to the Committee Settlement, together with any and all proceeds thereof.

70.

“Liquidating Debtor(s)” means the Debtors as reorganized on the Effective Date pursuant to the implementation of the Plan.

7

71.

“Liquidating SRC” means SRC Liquidation Company as reorganized as an Ohio limited liability company on the Effective Date pursuant to the implementation of the Plan.

72.

“Liquidating SRC Membership Interests” means membership interests issued by Liquidating SRC on the Effective Date, representing 100% of the Equity Interests in Liquidating SRC.

73.

“Mexico Bank Accounts” means the bank accounts maintained at Bank of America by the Mexico Debtors.

74.

“Mexico Consideration Tax Treatment Agreement” means that certain Mexico Consideration Tax Treatment Agreement dated as of July 31, 2015, by and among The Standard Register Company; Standard Register Holding Company; Standard Register Mexico Holding Company; Standard Register Holding, S. de R.L. de C.V.;  and Standard Register de México, S. de R.L. de C.V.

75.

“Mexico Debtors” means Standard Register Holding, S. de R.L. de C.V.; Standard Register de México, S. de R.L. de C.V.; and Standard Register Servicios, S. de R.L. de C.V.

76.

“Mexico Holding Debtors” means SR Liquidation Mexico Holding Company and SR Liquidation Holding Company.

77.

“MTSA” means that certain Master Transition Services Agreement, dated as of July 31, 2015 and entered into by and among the Debtors and Taylor.

78.

“Other Secured Claim” means any Secured Claim that is not a Second Lien Secured Claim.

79.

“Other Utility Deposits” means all funds deposited in the Adequate Assurance Deposit Account established pursuant to the Utilities Order other than the Taylor Utility Deposits.

80.

“Penalty Claim” means any Claim for a fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages, arising before the Petition Date, to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the Holder of such Claim as set forth in section 726(a)(4) of the Bankruptcy Code.

81.

“Person” means person, including without limitation, any individual, Entity, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, estate, trust, unincorporated association or organization, official committee, ad hoc committee or group, governmental agency or political subdivision thereof, the U.S. Trustee, and any successors or assigns of any of the foregoing.

82.

“Petition Date” means March 12, 2015.

83.

“Plan” means this Second Amended Chapter 11 Plan of Liquidation for SRC Liquidation Company and its Affiliates (with Technical Modifications) (including all exhibits annexed hereto and the Plan Supplement), as it may be altered, amended, or modified from time to time in accordance with the provisions hereof and  of the Bankruptcy Code and the Bankruptcy Rules.

8

84.

“Plan Supplement” means the collection of Plan-related documents to be Filed with the Court, which may consist of one or multiple Filings.

85.

“Priority Claim” means a Claim, other than an Administrative Expense Claim, entitled to priority in right of payment under section 502(i) or 507(a) of the Bankruptcy Code.

86.

“Priority Tax Claim” means a Priority Claim of a kind specified in section 507(a)(8) of the Bankruptcy Code.

87.

“Pro Rata Share” means, the proportion that the Allowed Claim or Equity Interest in a particular Class bears to the aggregate amount of (a) Allowed Claims or Allowed Equity Interests in such Class as of the date of determination, plus (b) Disputed Claims or Disputed Interests in such Class as of the date of determination, in their aggregate face amounts or such other amount: (i) as determined by an Order of the Bankruptcy Court estimating any Disputed Claim; or (ii) as directed by a Final Order of the Bankruptcy Court.

88.

“Professional” means any Person employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

89.

“Professional Fee Claim” means a Claim by a Professional for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Chapter 11 Cases.

90.

“Professional Fee Claims Escrow Account” means an escrow account at JPMorgan Chase Bank N.A., or such other U.S. financial institution acceptable to the Committee and the Debtors, established by the Debtors on or prior to the Effective Date for the payment of Professional Fee Claims in accordance with Article 9 of the Plan.

91.

“Rabbi Trust” means that certain trust, effective as of January 1, 1998, between The Standard Register Company and Key Trust Company of Ohio, National Association.

92.

“Rabbi Trust Proceeds” means (i) Debtors’ interest in the Rabbi Trust, and (ii) the Life Insurance Policies and any and all proceeds thereof.  Notwithstanding the foregoing, Rabbi Trust Proceeds do not include any Assets or proceeds of the Rabbi Trust other than the Life Insurance Policies and the proceeds of such policies.

93.

“Record Holder” means the holder of a Claim Interest as of the Confirmation Date.

94.

“Released Party” has the meaning set forth in Section 7.4 hereof.

95.

“Sale Order” means that certain Order (I) Authorizing the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, claims, Encumbrances, and Interests; (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (III) Granting Certain Related Relief [Docket No. 698].

96.

“Schedules” means the Schedules of Assets and Liabilities and Statement of Financial Affairs Filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

97.

“Second Lien Agent” means Silver Point Finance, LLC, or its successor, in its capacity as the agent under the Second Lien Term Loan Facility.

9

98.

“Second Lien Secured Claim” means any Claim derived from, based upon, relating to, or arising from the Second Lien Term Loan Facility, other than a Second Lien Deficiency Claim.

99.

“Second Lien Deficiency Claim” means any Claim derived from, based upon, relating to, or arising from the Second Lien Term Loan Facility, to the extent that such Claim is not a Secured Claim.  For the avoidance of doubt, the Second Lien Deficiency Claims shall be deemed allowed for voting purposes only, but the Holders thereof shall not be entitled to any Distribution on account of such Claims under the Plan, including from the GUC Trust.

100.

“Second Lien Term Loan Facility” means the credit facility pursuant to that certain Second Lien Credit Agreement dated as of August 1, 2013 by and among The Standard Register Company, WorkflowOne, LLC, the subsidiary guarantors party thereto, the lenders party thereto, and Silver Point Finance, LLC, as amended, restated, supplemented, or modified from time to time.

101.

“Second Lien Term Lenders” means the lenders from time to time party to the Second Lien Term Loan Facility.

102.

“Secured Claim” means a Claim that is secured (a) by a Lien that is valid, perfected, and enforceable under the Bankruptcy Code or applicable non-bankruptcy law or by reason of a Final Order, or (b) as a result of rights of setoff under section 553 of the Bankruptcy Code, but in any event only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Holder’s interest in the Estate’s interest in such property (unless an election has been made under section 1111(b) of the Bankruptcy Code on or prior to the Confirmation Date) or to the extent of the amount subject to such setoff, as applicable.

103.

“Secured Creditor Trust” means that certain trust established pursuant to the Secured Creditor Trust Agreement.  For the avoidance of doubt, the Secured Creditor Trust may, in the sole discretion of the Second Lien Agent, be one or more trusts, may own Equity Interests in wholly owned subsidiaries, and may be established prior to the Effective Date.

104.

“Secured Creditor Trust Agreement” means the agreement establishing and delineating the terms and conditions of the Secured Creditor Trust.  The Secured Creditor Trust shall not impose any obligations on the Debtors or the Liquidating Debtors without the consent of the Debtors and the Committee.

105.

“Secured Creditor Trust Assets” means all of the Debtors’ Assets other than (i) the Rabbi Trust Proceeds, (ii) the Wind-Down Amount other than the Wind-Down Settlement Payment, (iii) the Wind-Down Funds Account, (iv) the Avoidance Actions, (v)  the GUC Trust Causes of Action and proceeds thereof, (vi) the D&O Insurance and D&O Policies, (vii) the Taylor Utility Deposits, (viii) those GUC Trust Assets transferred to the GUC Trust in connection with closing of the Taylor Sale in accordance with the Committee Settlement, (ix) the obligation of Taylor to pay the Taylor Payment Receivable, (x) the obligation of the GUC Trust to repay the GUC Trust Seed Funding Amount, (xi) Terre Haute (as defined in the Wind-Down Settlement), and (xii) the Equity Interests in any of the Debtors or Liquidating Debtors; provided, however, that Secured Creditor Trust Assets shall not include any

10

Assets that the Agent, the Second Lien Lenders, and any of their professionals and other advisors relinquished pursuant to Section 1 of the Wind-Down Settlement.

106.

“Secured Creditor Trustee” means the trustee or trustees of the Secured Creditor Trust, as appointed in accordance with the Secured Creditor Trust Agreement.

107.

“Securities Law Claim” means any Claim that is subject to subordination under section 510(b) of the Bankruptcy Code, whether or not the subject of an existing lawsuit, (a) arising from rescission of a purchase or sale of any equity securities of any Debtor or an affiliate of any Debtor, (b) for damages arising from the purchase or sale of any such equity security, (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or (d) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including, without limitation (i) any prepetition indemnification, reimbursement or contribution obligations of the Debtors, pursuant to the Debtors’ corporate charters, by-laws, agreements entered into any time prior to the Petition Date, or otherwise, and relating to Claims otherwise included in the foregoing clauses (a) through (c), and (ii) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of equity securities, or otherwise subject to section 510(b) of the Bankruptcy Code.

108.

“Side Letter” means that certain Side Letter to Master Transition Services Agreement, dated as of July 31, 2015 and entered into by and among the Debtors and Taylor.

109.

“Silver Point Entities” means Silver Point Capital Fund, L.P.; Silver Point Finance, LLC; SPCP Group III LLC; Silver Point Capital Fund, L.P.; SPF CDO I, Ltd.; SPCP Group, LLC; Silver Point Capital Offshore Fund, Ltd.; Silver Point Capital Master Fund, L.P.; Standard Acquisition Holdings, LLC, in its own capacity and in its capacity as Back-Up Bidder (as defined in the Asset Purchase Agreement) and as sub-agent to Silver Point Finance, LLC, as administrative agent under the First Lien Term Loan Facility and Second Lien Term Loan Facility; and, solely in their capacities as such, each of their general partners, directors, and managers.

110.

“Solicitation Order” means the Order (I) Scheduling Combined Hearing on Approval of Disclosure Statement and Confirmation of Plan, (II) Establishing Procedures for Solicitation and Tabulation of Votes on Plan, and (III) Approving Related Matters [Docket No. 1073].

111.

“Subordinated Claim” means any Penalty Claim, Securities Law Claim, or other Claim that is subordinated to General Unsecured Claims pursuant to section 510 of the Bankruptcy Code or Final Order of the Bankruptcy Court.

112.

“Taylor” means Taylor Corporation and any Designated Buyer (as that term is defined in the Asset Purchase Agreement).

113.

“Taylor Claims” means any Claims that Taylor is obligated to satisfy pursuant to the Asset Purchase Agreement, the MTSA, the Side Letter, or otherwise.

11

114.

“Taylor Payment Receivable” means the obligation of Taylor to pay certain obligations of the Debtors, including without limitation, Assumed Liabilities and various employee liabilities, as provided in the Asset Purchase Agreement, the MTSA, the Side Letter, or otherwise.

115.

“Taylor Sale” means the sale of substantially all of the Debtors’ Assets to Taylor pursuant to the Sale Order, which Taylor Sale closed on July 31, 2015.

116.

“Taylor Utility Deposits” means the funds deposited in the Adequate Assurance Deposit Account established pursuant to the Utilities Order, which deposits are attributable to owned or leased facilities that constitute Transferred Assets (as defined in the Asset Purchase Agreement).

117.

“Third Party Opt-Out Election” means the election made on the Ballot submitted by a Holder of a Class III or Class IV Claim to opt-out of the Third Party Release.

118.

“Third Party Release” means the release granted by Holders of Class I-IV Claims pursuant to Section 7.4 of the Plan.

119.

“Trust Agreements” means the GUC Trust Agreement and the Secured Creditor Trust Agreement.

120.

“Trust Protected Parties” means the Trustees and any other employees, advisors, professionals, or agents and advisors of the Trusts (including any attorneys, financial advisors, investment bankers, and other professionals retained by such Entities), but solely in their capacities as such.

121.

“Trusts” means the GUC Trust and the Secured Creditor Trust.

122.

“Trustees” means the GUC Trustee and the Secured Creditor Trustee.

123.

“Unclassified Claims” means all Administrative Expense Claims.

124.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

125.

 “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

126.

“Utilities Order” means the Final Order (A) Prohibiting Utility Providers from Altering, Refusing or Discontinuing Service; (B) Approving the Debtors’ Proposed Adequate Assurance of Payment for Postpetition Services; and (C) Establishing Procedures for Resolving Requests for Additional Adequate Assurance of Payment [Docket No. 171].

127.

“Voting Deadline” means the deadline set by the Bankruptcy Court for parties to submit their Ballots to accept or reject the Plan.

128.

“Wind-Down Amount” means the Wind-Down Amount, as defined in the Asset Purchase Agreement), funded by Taylor into the Wind-Down Funds Account on July 31, 2015 in connection with the closing of the sale to Taylor pursuant to the Asset Purchase Agreement.  For the avoidance of doubt, except when released in accordance with Subsection 3.3.2 of the Plan, the Wind-Down Amount shall not constitute GUC Trust Assets.

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129.

“Wind-Down Funds Account” means the segregated account established by the Debtors in connection with the closing of the sale to Taylor pursuant to the Asset Purchase Agreement, and any additional segregated accounts established by the Debtors, to hold the Wind-Down Amount (and any refunds, repayments (including repayment of the GUC Trust Seed Funding) or returns of security deposits, loans or other amounts originating from the Wind-Down Amount), any proceeds from Assets released from the security interest of the Second Lien Lenders pursuant to the Committee Settlement (including Rabbi Trust Proceeds and proceeds of Avoidance Actions) and any reimbursements related to, or other amounts entitled to be retained by the Debtors pursuant to, the Wind-Down Settlement.

130.

“Wind-Down Settlement” means that certain Standard Register Wind-Down Settlement, by and among the Debtors, Silver Point Finance, LLC, in its capacity as administrative agent under the Debtors’ Second Lien Term Loan Facility, and Taylor, dated as of October 29, 2015.

131.

“Wind-Down Settlement Payment” means the amount, if any, paid by the Debtors to the Second Lien Agent (or any of its professionals) and/or the Secured Creditor Trust pursuant to the Wind-Down Settlement.  For the avoidance of doubt, any portion of the Wind-Down Settlement Payment paid to the Second Lien Agent or its professionals prior to the Effective Date shall reduce, dollar for dollar, the amount of Wind-Down Settlement Payment that is included as a Secured Creditor Trust Asset.

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